UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.     )

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☐	Preliminary Proxy Statement
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☑	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

Asbury Automotive Group, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Asbury Automotive Group, Inc.
2905 Premiere Parkway NW, Suite 300
Duluth, Georgia 30097
(770) 418-8200

March 14, 2022

Dear Stockholders,
On behalf of the Board of Directors and management of Asbury Automotive Group, Inc., we cordially invite you to attend our 2022 Annual Meeting of Stockholders.
As you know, an important aspect of the annual meeting process is the vote by stockholders on corporate business. The matters to be voted on are described in the notice of meeting and the proxy statement. We value your vote and urge you to exercise your rights as a stockholder to vote. Whether or not you plan to attend the meeting, please read the enclosed proxy statement and complete, sign and date the enclosed proxy card and return it as promptly as possible in the accompanying postage paid envelope or vote by telephone or the Internet. This will ensure that your shares are represented at the meeting.
Sincerely,
David W. Hult
President, Chief Executive Officer and Director

 YOUR VOTE IS IMPORTANT

Asbury Automotive Group, Inc.
2905 Premiere Parkway NW, Suite 300
Duluth, Georgia 30097

NOTICE OF THE 2022 ANNUAL MEETING OF STOCKHOLDERS
AND IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON
APRIL 20, 2022
To Our Stockholders:
The 2022 Annual Meeting of Stockholders of Asbury Automotive Group, Inc. (the “2022 Annual Meeting”) will be held at our corporate headquarters located at 2905 Premiere Parkway NW, Duluth, Georgia 30097 on April 20, 2022, at 8:00 a.m., Eastern Time, for the purpose of considering and acting upon the following proposals:

Proposal 1:	election of nine director nominees to hold office until the 2023 Annual Meeting of Stockholders and until their successors are duly elected and qualified;
Proposal 2:	approval, on an advisory basis, of the compensation of our named executive officers;
Proposal 3:	ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2022; and
Proposal 4:	any other matters that may properly come before the 2022 Annual Meeting or any adjournments or postponements of the 2022 Annual Meeting.
Only stockholders of record, as of 5:00 p.m., Eastern Time, on March 1, 2022, are entitled to notice of, to attend, and to vote at, the 2022 Annual Meeting and any adjournments or postponements of the 2022 Annual Meeting. A list of these stockholders will be available for inspection by stockholders during normal business hours during the ten day period immediately prior to the 2022 Annual Meeting at our corporate headquarters located at 2905 Premiere Parkway NW, Suite 300, Duluth, Georgia 30097. Participation in the 2022 Annual Meeting is limited to stockholders of record as of March 1, 2022 and guests will not be permitted to attend.
Your vote is important. Please vote as promptly as possible using any of the following methods:

Internet:	Visit www.ProxyVote.com. You will need the control number included in your proxy card, voter instruction form or notice.
Phone:	Call 1-800-690-6903 or the number on your voter instruction form. You will need the control number included in your proxy card, voter instruction form or notice.
Mail:	Send your completed and signed proxy card or voter instruction form to the address on your proxy card or voter instruction form.
In Person:
Stockholders of record who attend the 2022 Annual Meeting and wish to vote in person will be given a ballot at the meeting. All other stockholders (those whose shares are held in the name of your bank, broker or other nominee) will need to obtain a proxy from the institution that holds your shares indicating that you were the beneficial owner of our common stock as of the Record Date for the 2022 Annual Meeting.

This proxy statement and the Company’s 2021 Annual Report on Form 10-K are available on the Internet at www.proxyvote.com.
BY ORDER OF THE BOARD OF DIRECTORS,
George A. Villasana
Senior Vice President, Chief Legal Officer & Secretary

Asbury Automotive Group, Inc.
2905 Premiere Parkway NW, Suite 300
Duluth, Georgia 30097

PROXY STATEMENT
This proxy statement is furnished in connection with the solicitation of proxies by Asbury Automotive Group, Inc. (“Asbury”, the “Company”, “we”, “us” or “our”) on behalf of the Board of Directors (the “Board”) for the 2022 Annual Meeting of Stockholders (the "2022 Annual Meeting"), including all adjournments or postponements of the 2022 Annual Meeting. The accompanying Notice of the 2022 Annual Meeting and Important Notice Regarding the Availability of Proxy Materials for the 2022 Annual Meeting to be held on April 20, 2022, this proxy statement and proxy card are first being mailed to stockholders, and made available on the Internet, on or about March 14, 2022. A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 is included with these materials.
INFORMATION ABOUT THE MEETING
What is the purpose of the 2022 Annual Meeting?
At the 2022 Annual Meeting, stockholders will be asked to consider and vote on the following proposals:

Proposal	Matter	Board Vote Recommendations
1	Election of Directors	FOR EACH NOMINEE
2	Approval, on an advisory basis, of the 2021 compensation of our named executive officers	FOR
3	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2022	FOR
We will also transact any other business that may properly come before the 2022 Annual Meeting. Representatives from our independent registered public accounting firm, Ernst & Young LLP, are expected to be present at the meeting to make a statement if they so desire and to respond to appropriate questions from stockholders.
Who is entitled to vote?
The record date for the 2022 Annual Meeting is March 1, 2022 (the "Record Date"). Only stockholders of record as of 5:00 p.m., Eastern Time, on the Record Date are entitled to notice of, and to vote at, the 2022 Annual Meeting. Attendance at the 2022 Annual Meeting will be limited to stockholders of record, their proxies, and beneficial owners having evidence of ownership on the Record Date. Guests will not be able to attend the virtual 2022 Annual Meeting.
Our sole outstanding class of capital stock is our common stock, par value $0.01 per share. Except as otherwise required by law, or as described in this proxy statement, each holder of our common stock is entitled to one vote per share with respect to each director nominee and on each other matter submitted at the 2022 Annual Meeting. As of the Record Date, there were 23,188,426 shares of our common stock issued and outstanding and entitled to vote on each matter to be voted upon at the 2022 Annual Meeting, which number includes 5,103 shares of unvested restricted stock entitled to voting rights and that are held by our employees.
How many shares must be present to hold the 2022 Annual Meeting?
A quorum must be present at the 2022 Annual Meeting for any business to be conducted. The presence at the 2022 Annual Meeting, in person or by proxy, of at least 11,594,214 shares, which represents a majority of the shares of common stock outstanding on the Record Date, will constitute a quorum. Proxies received but marked as abstentions or broker non-votes will be counted for the purpose of determining the presence of a quorum.
What if a quorum is not present at the 2022 Annual Meeting?
If a quorum is not present at the scheduled time of the 2022 Annual Meeting, the chairman of the 2022 Annual Meeting may adjourn or postpone the 2022 Annual Meeting until a quorum is present. The time and place of the adjourned or postponed 2022 Annual Meeting will be announced at the time the adjournment or postponement is taken, and, unless such adjournment or postponement is for more than 30 days, no other notice will be given. An adjournment or postponement will have no effect on the business that may be conducted at the 2022 Annual Meeting.

How do I vote?

*
You may vote by mail. If you properly complete and sign the accompanying proxy card or voter instruction form and return it in the enclosed envelope, your shares will be voted in accordance with your instructions. The enclosed envelope requires no additional postage if mailed in the United States.

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You may vote by telephone. If you are a stockholder of record (your shares are registered directly in your name with our transfer agent), you may vote by telephone at 1-800-690-6903. If your shares are held in “street name” by a bank, broker or other nominee, you may also be able to vote by phone. Please check the voting form provided by your bank, broker or other nominee to see if it offers this option.

:
You may vote by Internet. Stockholders of record may vote via the Internet at www.proxyvote.com by following the voting instructions on the proxy card. If your shares are held in “street name” by a bank, broker or other nominee, you may also be able to vote by Internet. Please check the voting form provided by your bank, broker or other nominee to see if it offers this option.

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You may vote in person at the 2022 Annual Meeting. If you are a stockholder of record and attend the 2022 Annual Meeting and wish to vote in person, you will be given a ballot at the meeting. However, if your shares are held in the name of your bank, broker or other nominee, you will need to obtain a proxy from the institution that holds your shares indicating that you were the beneficial owner of our common stock as of the Record Date for the 2022 Annual Meeting. Please contact the bank, broker or other nominee holding your shares directly if you would like to obtain a proxy to vote your shares directly at the 2022 Annual Meeting. Even if you plan to attend the 2022 Annual Meeting, please complete, sign and return your proxy card, or vote by telephone or the Internet, to ensure that your shares are represented. If you attend the 2022 Annual Meeting, any votes you cast at the meeting will supersede your proxy.

Can I change my vote after I submit my proxy?
Yes, you may revoke your proxy and change your vote at any time before the polls close at the 2022 Annual Meeting by:
–signing and properly submitting another proxy with a later date;
–voting by telephone or the Internet;
–giving written notice of the revocation of your proxy, which must be received by our Secretary at our corporate headquarters prior to the 2022 Annual Meeting; or
–voting in-person at the 2022 Annual Meeting.
What if I return an executed proxy but do not specify how my shares are to be voted?
If you properly execute and return your proxy but do not indicate any voting instructions with respect to one or more matters to be voted upon at the 2022 Annual Meeting, or if your voting instructions are unclear, your shares will be voted in accordance with the recommendation of the Board as to all such matters.
What are abstentions, broker non-votes and withheld votes, and how are they treated?
A share voted "abstain" with respect to any proposal is considered present and entitled to vote with respect to that proposal and will be included for purposes of calculating the presence of a quorum at the 2022 Annual Meeting. You may abstain from voting on any proposal to be voted on at the 2022 Annual Meeting other than the election of directors, which by virtue of the vote required to approve such proposal, does not provide for abstentions under applicable law.
A broker non-vote with respect to a proposal occurs when shares are held by a bank, broker or other nominee in "street name", and the bank, broker or other nominee does not receive voting instructions from the beneficial owner of these shares as to how to vote such shares, and the bank, broker or other nominee does not have the authority to exercise discretion to vote on such proposal. Banks, brokers and other nominees are only able to, but are not required to, exercise discretionary voting authority on routine matters. The proposal related to the ratification of our independent registered public accounting firm (Proposal 3) is the only item on the agenda for the 2022 Annual Meeting that is considered a routine matter. If a bank, broker or other nominee does not receive specific voting instructions with respect to one or more non-routine matters, such nominee may not cast a vote on the proposal, resulting in a broker non-vote. Broker non-votes will be included for purposes of calculating the presence of a quorum at the 2022 Annual Meeting.
With respect to the election of directors (Proposal 1), our directors are elected by a plurality of the votes cast, but are subject to our director voting policy set forth in our Corporate Governance Guidelines. If you vote "withhold" with respect to the election of one or more nominees, your shares will not be voted with respect to those nominees. "Withheld" votes will be counted for purposes of determining whether there is a quorum and will have a similar effect as a vote "against" that director nominee under our director voting policy.

What vote is required to approve each proposal at the 2022 Annual Meeting?
The table below describes the vote required for approval of each matter to be brought before the 2022 Annual Meeting, as well as the treatment of abstentions, broker non-votes and withheld votes.

Proposal	Vote Required	Treatment of Abstentions	Treatment of Broker Non-Votes	Treatment of Withhold Votes
Election of Directors	Each nominee must receive the affirmative vote of a plurality of the votes cast*	Not Applicable	No Effect	Against
Advisory Approval of Executive Compensation	The affirmative vote of the holders of a majority of the voting power of shares present in person or represented by proxy and entitled to vote	Against	No Effect	Not Applicable
Ratification of Independent Registered Public Accounting Firm	The affirmative vote of the holders of a majority of the voting power of shares present in person or represented by proxy and entitled to vote	Against	No Effect	Not Applicable
*While directors are elected by a plurality of votes cast, our Corporate Governance Guidelines include a director voting policy. This policy provides that in an uncontested election, any nominee for director who is a current director and who receives a greater number of votes “withheld” from his or her election than votes “for” his or her election shall tender his or her resignation as a director to the Board promptly following the certification of the election results. The Governance & Nominating Committee will consider each resignation tendered and recommend to the Board whether to accept or reject it. The Board will act on each tendered resignation within 90 days following the certification of the election results.
Only votes “for” or “withheld” are counted in determining whether a plurality has been cast in favor of a director nominee. If you vote “Withhold” with respect to the election of one or more nominees, your shares will not be voted with respect to those nominees. For a “withheld” vote, your shares will be counted for purposes of determining whether there is a quorum and will have a similar effect as a vote “against” that director nominee under our director voting policy. Broker non-votes will not be deemed to be votes “for” or “against” a director nominee.
Will any other business be conducted at the 2022 Annual Meeting?
The Board is aware of no other business that will be presented at the 2022 Annual Meeting. If any other business properly comes before the stockholders for a vote at the 2022 Annual Meeting, the proxy holders will vote the shares for which they have been granted a proxy as recommended by our Board, or if no recommendation is given, in accordance with their own discretion.
Who pays for the costs of soliciting proxies?
We will pay the cost of soliciting proxies, including the expenses of preparing, printing and mailing the proxy materials to stockholders. We have retained Innisfree M&A to aid in the broker search and the solicitation of proxies, for a fee of approximately $15,000, plus reasonable out-of-pocket expenses and disbursements. We will also reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of our common stock. Our directors, officers and other employees may also solicit proxies without additional compensation. This solicitation may be in person or by telephone, email or other electronic communication methods.

SECURITIES OWNED BY MANAGEMENT & CERTAIN BENEFICIAL OWNERS
The following table sets forth certain information with respect to the beneficial ownership of shares of the Company’s common stock by (i) each of our directors, (ii) each of our named executive officers, and (iii) our directors and executive officers as a group. In addition, the table sets forth information about all other persons known to the Company to be the beneficial owner of more than five percent of the Company’s common stock.
Except as set forth below, the following information is given as of the Record Date. In the case of percentage ownership, the information is based on 23,188,426 shares of the Company’s common stock being outstanding as of the Record Date, which number includes 5,067 shares of unvested restricted stock that have voting rights and are held by the Company’s employees. Shares issuable upon the vesting of performance share units and restricted share units within 60 days after the Record Date are deemed to be outstanding for the purpose of computing the beneficial ownership and overall voting power of each person deemed to beneficially own such securities, but are not deemed to be outstanding for the purpose of computing the voting power of any other person.

Name of Beneficial Owner	Shares Beneficially Owned(†)
	Number	%
Principal Stockholders
BlackRock, Inc.(1)	3,706,159	15.98%
The Vanguard Group(2)	3,455,122	14.90%
Abrams Capital Management, LP(3)	2,125,716	9.17%
Neuberger Berman Group LLC(4)	1,523,759	6.57%
Current Directors, Including Director Nominees
Joel Alsfine	8,111	*
Thomas C. DeLoach, Jr.	18,765	*
William D. Fay	1,234	*
David W. Hult(5)	61,831	*
Juanita T. James	6,944	*
Philip F. Maritz	9,484	*
Maureen F. Morrison	4,276	*
Thomas J. Reddin	9,106	*
Bridget Ryan-Berman	5,667	*
Hilliard C. Terry, III	609	*
Named Executive Officers Who Are Not Directors
Patrick J. Guido(6)	—	*
Daniel Clara(7)	11,693	*
Jed Milstein(8)	11,381	*
William F. Stax(9)	3,036	*
George A. Villasana(10)	13,797	*
Michael Welch(11)	—	*
Current Directors & Executive Officers
As a group (16 persons)(12)	166,167	*

(†)The number of shares beneficially owned is determined under rules promulgated by the Securities and Exchange Commission (the “SEC”), and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days after the Record Date. Inclusion in the table of such shares, however, does not constitute an admission that the director, director-nominee, named executive officer or other executive officer is a direct or indirect beneficial owner of such shares. Except as otherwise indicated, the persons listed in the table have sole voting and investment power with respect to the securities included in the table.
(*)Denotes less than 1% of the Company’s common stock.
(1)Based on a Schedule 13G filed with the SEC on January 28, 2022. BlackRock, Inc. has sole voting power with respect to 3,654,355 shares and sole dispositive power with respect to 3,706,159 shares. The business address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.

(2)Based on a Schedule 13G/A filed with the SEC on February 9, 2022. The Vanguard Group ("Vanguard") has sole voting power with respect to zero shares, sole dispositive power with respect to 2,319,183 shares, shared voting power with respective to 44,679 shares and shared dispositive power with respect to 63,939 shares. The business address of Vanguard is 100 Vanguard Boulevard, Malvern, PA 19355.
(3)Based on a Schedule 13G/A filed with the SEC on February 14, 2022 and a Schedule 13F filed with the SEC on February 12, 2012 by Abrams Capital Management L.P. (“Abrams CM LP”). Represents shares owned by and on behalf of each of Abrams Capital Partners II, L.P. (“ACP II”), Abrams Capital, LLC (“Abrams Capital”), Abrams Capital Management, LLC (“Abrams CM LLC”), Abrams CM LP and David Abrams. Abrams Capital serves as general partner for a number of private investment funds. Abrams CM LP serves as investment manager for a number of private investment funds. Abrams CM LLC is the general partner of Abrams CM LP. Mr. Abrams is the managing member of Abrams Capital and Abrams CM LLC and may be deemed to have voting and dispositive power over shares held for the accounts of the private investment funds managed by him. ACP II has shared voting and dispositive power with respect to 1,716,441 shares. Abrams Capital has shared voting and dispositive power with respect to 2,034,820 shares. Abrams CM LLC and Abrams CM LP have shared voting and dispositive power with respect to2,118,216 shares. Mr. Abrams has shared voting and dispositive power with respect to all 2,125,716 shares. The business address of ACP II, Abrams Capital, Abrams CM LLC, Abrams CM LP and Mr. Abrams is 222 Berkeley Street, 21st Floor, Boston, MA 02116.
(4)Based on a Schedule 13G/A filed with the SEC on February 11, 2022. Represents shares owned by and on behalf of each of Neuberger Berman Group LLC (“Neuberger Group”) and Neuberger Berman Investment Advisers LLC (“Neuberger Investment”). Neuberger Group and Neuberger Investment have shared voting power with respect to 1,253,206 shares and shared dispositive power with respect to 1,523,759 shares. The business address of Neuberger Group and Neuberger Investment is 1290 Avenue of the Americas, New York, NY 10104.
(5)Includes 2,805 shares of common stock vested in March 2022 under the 2021 performance share unit program, net of shares of common stock forfeited for the payment of taxes upon vesting of such award. Mr. Hult has the right to dispose of these shares issued to him under the 2021 performance share unit program, but no right to vote such shares at the 2022 Annual Meeting, as such shares were not outstanding and entitled to vote on the Record Date.
(6)Mr. Guido served as Senior Vice President & Chief Financial Officer until June 24, 2021.
(7)Includes 4,337 shares of unvested restricted stock. Mr. Clara has the right to vote, but no right to dispose of, the shares of unvested restricted stock. Also includes 560 shares of common stock vested in March 2022 under the 2021 performance share unit program, net of shares of common stock forfeited for the payment of taxes upon vesting of such award. Mr. Clara has the right to dispose of these shares issued to him under the 2021 performance share unit program, but no right to vote such shares at the 2022 Annual Meeting, as such shares were not outstanding and entitled to vote on the Record Date.
(8)Includes 730 shares of unvested restricted stock. Mr. Milstein has the right to vote, but no right to dispose of, the shares of unvested restricted stock. Also includes 467 shares of common stock vested in March 2022 under the 2021 performance share unit program, net of shares of common stock forfeited for the payment of taxes upon vesting of such award. Mr. Milstein has the right to dispose of these shares issued to him under the 2021 performance share unit program, but no right to vote such shares at the 2022 Annual Meeting, as such shares were not outstanding and entitled to vote on the Record Date.
(9)Includes 123 shares of common stock vested in March 2022 under the 2021 performance share unit program, net of shares of common stock forfeited for the payment of taxes upon vesting of such award. Mr. Stax has the right to dispose of these shares issued to him under the 2021 performance share unit program, but no right to vote such shares at the 2022 Annual Meeting, as such shares were not outstanding and entitled to vote on the Record Date.
(10)Includes 630 shares of common stock vested in March 2022 under the 2021 performance share unit program, net of shares of common stock forfeited for the payment of taxes upon vesting of such award. Mr. Villasana has the right to dispose of these shares issued to him under the 2021 performance share unit program, but no right to vote such shares at the 2022 Annual Meeting, as such shares were not outstanding and entitled to vote on the Record Date.
(11)Mr. Welch has served as Senior Vice President & Chief Financial Officer since August 9, 2021. Mr. Welch’s shares of restricted stock units have not vested and he has no right to dispose or vote such underlying shares of common stock.
(12)Includes 5,067 shares of unvested restricted stock. The group has the right to vote, but no right to dispose of, the shares of unvested restricted stock. Also includes 4,585 shares of common stock vested in March 2022 under the 2021 performance share unit program, net of shares of common stock forfeited for the payment of taxes upon vesting of such award. The group has the right to dispose of these shares issued under the 2021 performance share unit program, but no right to vote such shares at the 2022 Annual Meeting, as such shares were not outstanding and entitled to vote on the Record Date.

Equity Ownership Guidelines
We have adopted equity ownership guidelines that are applicable to our directors and named executive officers. Under our guidelines:
–each director is expected to own at least five times his or her annual retainer in value of Asbury shares;
–our Chief Executive Officer is expected to own at least five times his base salary in value of Asbury shares;
–our Chief Financial Officer is expected to own at least three times his or her base salary in value of Asbury shares; and
–our other named executive officers are expected to own at least two times his or her base salary in value of Asbury shares (other than Mr. Stax, who is expected to own at least one times his base salary in value of Asbury shares.)
Equity ownership, for the purposes of these guidelines, includes the following:
–owned shares;
–unvested restricted shares and unvested restricted share units; and
–earned, but unvested, performance share units.
We expect our directors and named executive officers to comply with these guidelines within five years after the date of their election or appointment. All of our current directors and named executive officers have achieved their ownership requirements or have additional time to achieve them.
Our equity ownership guidelines are contained in our Corporate Governance Guidelines, which can be found on our website at www.AsburyAuto.com/company/investor-relations/ under “Corporate Governance.”
Asbury Policy Regarding Hedging or Pledging of Asbury Stock
Insiders of Asbury are strongly discouraged from trading in Asbury common stock on a short-term basis. In addition, Asbury prohibits its directors and officers who are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), from pledging Asbury common stock or otherwise hedging or subjecting Asbury common stock to margin calls or the ability to be sold outside of the owner’s control. All insiders of Asbury are prohibited from engaging in hedging activities involving Asbury common stock.

PROPOSAL 1 - ELECTION OF DIRECTORS
Nominees for Election as Directors
Directors are elected by a plurality of the votes cast. This means that each of the nine director-nominees will be elected if they receive more affirmative votes than any other person. The director voting policy in our Corporate Governance Guidelines states that in an uncontested election, any nominee for director who is a current director and who receives a greater number of votes “withheld” from his or her election than votes “for” his or her election shall tender his or her resignation as a director to the Board promptly following the certification of the election results. The Governance & Nominating Committee will consider each resignation tendered and recommend to the Board whether to accept or reject it. The Board will act on each tendered resignation within 90 days following the certification of the election results.
Each director-nominee, has consented to being named in this proxy statement and has agreed to serve if elected. Management has no reason to believe that the director-nominees will not serve if elected. If a director-nominee is unable or unwilling to stand for election, the Board may designate a substitute director-nominee or may choose to reduce the size of the Board. If a substitute director-nominee is designated, the proxy holders will vote your shares for the substitute director-nominee, unless you have withheld authority for the director-nominee who is not standing for election.
Below is certain information about our director-nominees, their principal occupation, business experience as well as other matters, and the Board’s assessment of their individual qualifications to serve on our Board. For certain additional information regarding the director-nominees, see the sections entitled “Securities Owned by Management and Certain Beneficial Owners,” and “Governance of the Company” in this proxy statement.
The terms of office of all current directors will expire at the 2022 Annual Meeting. Thomas C. DeLoach, Jr., a current director, will be retiring from the Board upon expiration of his current term at the 2022 Annual Meeting. Upon the recommendation of the Governance & Nominating Committee, our Board has nominated each of the nine director-nominees listed below to stand for election for a term expiring at the 2023 Annual Meeting of Stockholders or until their successors are duly elected and qualified. Other than Hilliard C. Terry, III, each nominee was elected by the shareholders at the Company’s most recent annual meeting. Mr. Terry was appointed to the Board effective on February 22, 2022.

Thomas J. Reddin
Mr. Reddin (age 60) has served as our Non-Executive Chairman since April 2019. Mr. Reddin has served as a member of the Board and a member of the Audit Committee and Capital Allocation & Risk Management Committee since May 2014, as a member of the Governance & Nominating Committee since April 2018, of which he was Chair until April 2019, as a member of the Executive Committee since April 2019, and as a member and Chair of the Transaction Committee from October 2019 to October 2020 and since July 2021. Mr. Reddin is currently the managing partner of Red Dog Ventures LLC, a venture capital and advisory firm he founded in 2007. Red Dog Ventures focuses on helping grow early stage digital companies, and its portfolio has included positions in data, data analytics, AI/machine learning, internet lead generation, search engine optimization, online education, native advertising and data center management. Mr. Reddin was an early stage member of the team that built LendingTree, LLC, a leader in online lending and e-commerce, and from 1999 to 2007 he held various senior executive positions, including Chief Executive Officer, President & Operating Officer, and Chief Marketing Officer. Mr. Reddin also previously worked in the consumer goods industry, spending 5 years at Coca-Cola USA where he was responsible for the Coca-Cola brand and played a lead role in the company’s entry into the bottle water category. He also spent12 years at Kraft General Foods in various capacities related to brand management and finance. Mr. Reddin serves as a director, Chair of the Compensation Committee, and member of the Audit Committee and Nominating & Governance Committee of Tanger Factory Outlet Centers Inc. He also serves as a director, Chair of the Compensation Committee, and member of the Risk Committee of Deluxe Corporation. Mr. Reddin previously served on the board of Premier Farnell plc from September 2010 to October 2016, on the Board of Valassis Communications Inc. from July 2010 to February 2014 and on the board of R.H. Donnelley from July 2007 to January 2010.
Mr. Reddin brings over 30 years of executive and management experience in consumer marketing, e-commerce and lending, and has spent 17 years in brand management and finance capacities in his previous roles. His extensive experience in emerging digital technology provides a significant insight into sales and marketing which are critical to the automotive retail industry. In addition, given his current and past experience serving as a director of public companies, the Board has determined that he has a broad range of experience as a director and a deep understanding of board oversight upon which to draw as he serves as the Non-Executive Board Chair, and as a member of our Governance & Nominating Committee, Audit Committee, Capital Allocation & Risk Management Committee and Executive Committee and Transaction Committee.

Joel Alsfine
Mr. Alsfine (age 52) has served as a member of the Board, and as a member of both our Audit Committee and Capital Allocation & Risk Management Committee since January 2015, as Chair of the Capital Allocation & Risk Management

Committee since April 2018 and as a member of the Transaction Committee from October 2019 to October 2020 and since July 2021. Mr. Alsfine is a senior advisor to MSD Capital L.P. in New York, the investment firm formed in 1998 to exclusively manage the capital of Michael Dell and his family. Mr. Alsfine joined MSD Capital L.P. in 2002, served as a partner from 2014 to 2020 and has served as Senior Advisor since 2020. From 2000 to 2002, Mr. Alsfine was Managing Director of TG Capital Corp. in Florida. Prior to 2000, he held the post of Engagement Manager with McKinsey & Co. in New York and also worked with Fisher Hoffman Stride in Johannesburg, South Africa. Mr. Alsfine serves as a director and member of the Audit Committee of each of Party City Holdco Inc., Life Time Group Holdings Inc. and CC Neuberger Principal Holdings II.
With his extensive capital markets experience and financial and investment experience as a partner at MSD Capital, the Board has determined that Mr. Alsfine has an astute understanding of market complexities which provide valuable insight into effective strategy, including within the automotive retail industry. In addition, the Board believes that Mr. Alsfine’s years of financial and risk management related experience at various private equity firms appropriately positions him to be Chair of the Capital Allocation & Risk Management Committee, and a valuable member of our Audit Committee and Transaction, and to provide valuable insight into audit, capital allocation and risk management issues.

William D. Fay
Mr. Fay (age 66) has served as a member of the Board, and as a member of both our Audit Committee and Capital Allocation & Risk Management Committee since January 28, 2021 and as a member of our Transaction Committee since July 2021. Mr. Fay is a former senior executive of Toyota Motor North America, Inc. and Toyota Motor Sales, USA, Inc. (collectively “Toyota”). During his career with Toyota, which began in 1982, Mr. Fay held senior management roles with Toyota, including most recently as Senior Vice President of Automotive Operations of Toyota North America (Toyota & Lexus Divisions) from 2017-2020. Prior to that, Mr. Fay held management roles with Toyota Motor Sales, including Group Vice President & General Manager (Toyota Division) from 2014-2017; Group Vice President – Toyota Marketing (Toyota Division) from 2010-2014; Vice President – Toyota Sales from 2007-2010; and General Manager (Boston/Los Angeles Regions) from 1995-2007.
Mr. Fay has over 38 years of experience as an executive with Toyota, a large vehicle manufacturer. Mr. Fay's broad automotive experience includes sales, marketing, OEM and dealership relations, customer experience and omnichannel. The Board has determined that Mr. Fay brings vast knowledge of the automotive industry and a valuable perspective on automotive manufacturers to the Board. Based on Mr. Fay's broad knowledge and experience in the automotive industry, the Board believes that Mr. Fay is a valuable member of our Board, our Audit Committee and our Capital Allocation & Risk Management Committee.

David W. Hult
Mr. Hult (age 56) has served as our President & Chief Executive Officer and as a member of our Board since January 2018. Prior to becoming our President & Chief Executive Officer, Mr. Hult served as our Executive Vice President & Chief Operating Officer since November 2014 after holding the position of Chief Operating Officer at RJL-McLarty-Landers Automotive Holdings, LLC, an automotive franchise and dealership operator, from January 2013 to November 2014. From June 2004 to July 2012, Mr. Hult held several roles with Group One Automotive, Inc., including Vice President of Fixed Operations and Marketing, Regional Vice President - East Region, and Market Director for New England. He has been an operator at the General Manager level, as well as the regional level, for a number of large automotive dealership groups. After serving our country in the U.S. Army, Mr. Hult started his career as a retail sales associate within the automotive industry.
Mr. Hult has over 20 years of experience as an operations executive at large auto retail companies. In his role as our President & Chief Executive Officer, Mr. Hult has primary responsibility for the day-to-day operations of the Company. Mr. Hult’s in-depth knowledge of the Company allows him to effectively identify strategic priorities, provide valuable input during Board discussions, and execute the Company’s strategy and business plans. Because of Mr. Hult’s position and significant experience in overseeing auto retail operations at the Company, the Board has determined that it is appropriate for Mr. Hult to also serve on the Board.

Juanita T. James
Ms. James (age 69) has served as a member of the Board since October 2007, as a member of the Compensation & Human Resources Committee since May 2008, of which she was Chair from April 2015 to April 2020, and as a member of the Governance & Nominating Committee since April 2015 and as Chair of the Governance & Nominating Committee since April 2020. Ms. James also served as a member of the Audit Committee from January 2009 to April 2015 and as a member of the Capital Allocation & Risk Management Committee from October 2012 until May 2014. Ms. James has served as the President & Chief Executive Officer of Fairfield County’s Community Foundation (“FCCF”) since October

2011. Prior to joining FCCF, Ms. James served as the Vice President and Chief Marketing and Communications Officer for Pitney Bowes, Inc. from May 2007 until November 2010, during which time she also served on its Chief Executive Officer Council and its Corporate Social Responsibility Committee. From October 2006 to May 2007, Ms. James served as the Vice President and Chief Communications Officer for Pitney Bowes. From October 2004 until October 2006, Ms. James served as the Vice President of Direct Marketing Strategy and Business Development for Pitney Bowes. From 2002 until 2004, Ms. James served as the Vice President, Project Leader of Human Resources Transformation for Pitney Bowes, where she led a global SAP Human Resources and Payroll implementation and launched the company’s first shared services initiative. Prior to joining Pitney Bowes in 1999, Ms. James was the Executive Vice President, Marketing and Editorial of Doubleday Direct, Inc. Ms. James had a distinguished 20-year career at Time Warner, Inc., including 12 years in senior management positions. Ms. James also formerly served as the Chair of the Compensation Committee of the Board of Trustees of the University of Connecticut.
Based on her management experience at FCCF, Pitney Bowes and Doubleday Direct, the Board has determined that Ms. James brings to the Board demonstrated senior-level leadership experience. Through her various positions at Pitney Bowes, Ms. James also brings to the Board a broad understanding of sales, marketing, brand management, investor relations and general communications matters that affect large companies, which are areas critical to the automotive retail business and to which she can provide valuable insight. As a former member of the audit committee of The Rouse Company, the Board believes that Ms. James has valuable experience dealing with accounting principles, financial reporting rules and regulations, evaluating financial results and generally overseeing public company financial reporting processes. In addition, the Board also believes that Ms. James’ service as former Chair of the Nominating and Governance Committee of The Rouse Company, as well as her prior and current service on numerous not-for-profit boards, provides her with additional experience upon which she can draw as a member of our Board, Compensation & Human Resources Committee and as Chair of the Governance & Nominating Committee.

Philip F. Maritz
Mr. Maritz (age 61) has served as a member of the Board since April 2002, as a member of the Capital Allocation & Risk Management Committee since April 2012, of which he was Chair until April 2018, as a member of the Governance & Nominating Committee since June 2014, of which he served as Chair from April 2019 to April 2020, as a member of the Executive Committee since April 2015, and as a member of the Transaction Committee from October 2019 to October 2020. He is the co-founder and President of Maritz, Wolff & Co., which manages the Hotel Equity Fund, a private equity investment fund that invests in luxury hotels and resorts. In 1990, he founded Maritz Properties, a commercial real estate development and investment firm where he serves as President. He is also the Managing Director of Broadreach Capital Partners, a private equity real estate investment fund.
With his significant real estate investment and management, strategic and operational experience as President of Maritz, Wolff & Co. and Maritz Properties, along with his financial and investment experience as a Managing Director of Broadreach Capital Partners, the Board has determined that Mr. Maritz has valuable insight into the effective strategic management of businesses, including with respect to the evaluation of operational, financial and transactional risks. In addition, Mr. Maritz’s experience in marketing and sales of luxury goods and services and his strategic management of luxury brands is relevant to our Company and our business. Mr. Maritz’s leadership positions at these various companies demonstrate his management abilities and his understanding of business and financial strategy and operations, making him a valuable Chair of our Governance & Nominating Committee and as a member of our Capital Allocation & Risk Management Committee and Executive Committee. Furthermore, Mr. Maritz is, or has been, a director of a number of privately-held companies, including Rosewood Hotels and Resorts and Dolce Hotels and Resorts, and a number of non-profit organizations, including Princeton University Art Museum Advisory Council, Stanford Business School Management Board, the American University of Cairo, the Metropolitan Museum of Art, and the New York Landmarks Conservancy, which the Board believes provides additional insight into Board functions, including appropriate oversight, risk management and fiduciary obligations.

Maureen F. Morrison
Ms. Morrison (age 67) has served as a member of the Board, as a member of both our Audit Committee and Capital Allocation & Risk Management Committee since January 2019, as Chair of the Audit Committee since April 2020, as a member of the Compensation & Human Resources Committee since March 2020, and as a member of the Accounting Committee from October 2019 until October 2020 and as a member of the Transaction Committee from March 2020 until October 2020 and since July 2021. Ms. Morrison is a former partner of PricewaterhouseCoopers (“PwC”), where she began her career in 1976, and became a partner in 1987. Ms. Morrison retired from PwC in 2015. From 2004 and through 2010, Ms. Morrison led the Atlanta, Georgia Technology Audit Practice of PwC. In addition, Ms. Morrison served as Chair of the Nominating Committee for Board of Partners, and as a member of the National Admissions Committee, and as Chief Auditor at PwC. Ms. Morrison currently serves as a director and Chair of the Audit Committee, and member of both the Nominating & Corporate Governance Committee and Compensation Committee of Safeguard Scientifics, Inc. She also serves as a director, Chair of the Audit Committee and member of the Nominating and Corporate Governance Committee of ePlus inc.
Ms. Morrison has over 35 years of experience in public accounting, with extensive experience in accounting, finance, mergers and acquisitions and capital markets transactions. She has led audit engagements with prominent multibillion dollar, global, technology corporations, both public and private, and has diversified experience in software, IT-enabled solutions and consulting, hardware, and manufacturing. The Board has determined that as a result of her broad experience with complex accounting, financial and risk-related issues, Ms. Morrison is well-qualified to assist in the auditor oversight function as Chair of the Audit Committee and as a member of our Capital Allocation & Risk Management Committee and Compensation & Human Resources Committee.

Bridget Ryan-Berman
Ms. Ryan-Berman (age 61) has served as a member of the Board, and as a member of both our Compensation & Human Resources Committee and our Governance & Nominating Committee since April 2018, and as Chair of the Compensation & Human Resources Committee since April 2020. Ms. Ryan-Berman is an independent consultant advising multi-channel brands and companies on business innovation and large-scale transformation designed around the consumer experience. From June 2016 to December 2017, Ms. Ryan-Berman served as Chief Experience and Strategy Officer of Enjoy Technology, Inc., a company that provides delivery and setup services for tech products. From 2011 to 2016, Ms. Ryan-Berman served as Chief Executive Officer of Victoria’s Secret Direct, LLC, an online and catalog division of Victoria’s Secret, a specialty retailer of women’s lingerie, beauty, apparel and accessories. She was formerly an independent consultant advising clients in the retail, wholesale and financial investment sectors providing strategic planning, business development and executive coaching services. Ms. Ryan-Berman served as Chief Executive Officer of Giorgio Armani Corp., the wholly owned U.S. subsidiary of Giorgio Armani S.p.A., a provider of fashion and luxury goods products, from 2006 to 2007 and Vice President/Chief Operating Officer of Apple Computer Retail from 2004 to 2005. Ms. Ryan-Berman also served in various executive positions with Polo Ralph Lauren Corporation, including Group President of Polo Ralph Lauren Global Retail, from 1992 to 2004 and held various capacities at The May Department Stores Company, Federated Department Stores, Inc. and Allied Stores Corp. from 1982 to 1992. In addition, Ms. Ryan-Berman was a member of the board of directors, and served on the audit committee of J. Crew Group, Inc. from 2005 to 2006. Ms. Ryan-Berman serves as a member of the Board, Compensation Committee and as Chair of the Nominating and Corporate Governance Committee of Tanger Factory Outlet Centers, Inc. Ms. Ryan-Berman also serves as a director, Chair of the Nominating/Governance Committee, and member of the Compensation and Human Capital Committee of Newell Brands, Inc. and is a director of Tegra Global Manufacturing, a division of Apollo Global Management.
Ms. Ryan-Berman has over 35 years of experience in the retail business and as a senior level executive has helped oversee the strategies and operations of some of the leading fashion and luxury goods groups in the world. The Board believes that Ms. Ryan-Berman’s extensive experience in retailing and other related industries, as well as her prior and current service as a director of both private and public companies, provides her with additional experience upon which she can draw as a member of our Board, Chair of the Compensation & Human Resources Committee, and as a member of the Governance & Nominating Committee.

Hilliard C. Terry, III
Mr. Terry (age 52) has served as a member of the Board, and as a member of both our Capital Allocation & Risk Management and Compensation & Human Resources Committees since February 2022. From January 2012 to October 2018, Mr. Terry served as Executive Vice President and Chief Financial Officer of Textainer Group Holdings Limited, an intermodal marine container management and leasing company. Before joining Textainer, Mr. Terry was Vice President and Treasurer at Agilent Technologies, Inc., a diversified technology company, which he joined in 1999 and headed Investor Relations during Agilent’s spin-off from Hewlett-Packard and subsequent IPO. He previously held positions in investor relations and investment banking with Verifone, Inc., a payments company, from 1995 to 1999, Kenetech Corporation, an alternative energy company, from 1993 to 1995 and Goldman Sachs & Co., a financial services firm, from 1991 to 1993. Mr. Terry serves as a director, chair of the Audit and Compliance Committee, and member of the Nominating & Governance Committee and Strategy Committee of Umpqua Holdings Corporation. He also serves as a director and chair of the Audit Committee of Upstart Holdings, Inc., a leading artificial intelligence consumer lending platform, and as a director of two private companies.
Mr. Terry has over 30 years of investor-facing and financial leadership experience and an informed perspective on digital transformation in customer-facing environments. The Board believes Mr. Terry's extensive management experience in finance, capital allocation, and corporate development, as well as his current service as a director of both private and public companies, makes him a valuable member of the Board, Capital Allocation & Risk Management Committee and Compensation & Human Resources Committee.

Nominee Composition
Certain highlights of our Board composition include the following:

~89% Independent

The Board recommends you vote FOR each of these nominees.

Retiring Director
Thomas C. DeLoach, Jr.
Mr. DeLoach (age 74) has served as a member of our Board and as a member of the Audit Committee since January 2007, a member of the Capital Allocation & Risk Management Committee since January 2009, of which he was Chair until February 2011, a member of the Compensation & Human Resources Committee since April 2019, and as a member of the Transaction Committee from October 2019 to October 2020 and since July 2021. He served as our Non-Executive Chairman from August 2011 to April 2019 and, prior to that time, served as our Lead Independent Director from February 2011 to August 2011. Mr. DeLoach also served as Chair of the Succession Planning Committee from October 2010 until February 2011, when such Committee was disbanded, and a member of the Executive Committee from February 2011 to April 2019, of which he was Chair from May 2013 until April 2019, and as a member of the Governance & Nominating Committee from April 2012 to April 2018. He is a former executive of Mobil Corporation (“Mobil”) and served in various positions at Mobil from July 1969 until March 2000. From 1998 to 2000, Mr. DeLoach was the president of the Global Midstream Division at Mobil. From 1994 to 1998, Mr. DeLoach served as the Chief Financial Officer of Mobil. From May 2000 to July 2002, Mr. DeLoach was a member of management of a NASCAR racing team owned principally by Roger Penske. In September 2002, he formed PIT Instruction & Training, LLC, of which he is a principal and a managing member. In addition, from June 2005 until May 2017, Mr. DeLoach served as a principal and a managing member of Red Horse Racing II, LLC, a NASCAR Camping World Truck Series race team. Mr. DeLoach served as a member of the Board of Trustees, the Corporate Governance & Nominating Committee and the Audit Committee of Liberty Property Trust, a self-managed real estate investment trust, until February 2, 2020, after which Liberty Property Trust was acquired by ProLogis. Mr. DeLoach was also formerly the Chair of the Audit Committee and of the Compensation Committee of Liberty Property Trust.

GOVERNANCE OF THE COMPANY
Board Leadership Structure
The Chairman of the Board provides leadership to the Board and works with the Board to define its structure and activities in the fulfillment of its responsibilities. The Company believes that the members of the Board possess considerable experience and unique knowledge of the challenges and opportunities the Company faces, and therefore are in the best position to evaluate the needs of the Company and how best to organize the capabilities of our directors and senior executives to meet those needs. As a result, the Company believes that the decision as to who should serve as Chairman and as President & Chief Executive Officer, and whether the offices should be combined or separate, is properly the responsibility of the Board, to be exercised from time to time in appropriate consideration of then-existing facts and circumstances. Our Corporate Governance Guidelines provide the Board the flexibility to determine whether or not the separation or combination of the Chairman and President & Chief Executive Officer offices is in the best interests of the Company at any time.
Currently, we maintain separate positions of Chairman and President & Chief Executive Officer, as the Board believes that, based on the skills and responsibilities of the various Board members, our current business environment and other considerations, such separation enhances (i) appropriate oversight of management by the Board, (ii) Board independence, (iii) the accountability to our stockholders by the Board and (iv) our overall leadership structure. We believe this structure is presently appropriate because we compete in an industry with many external forces that may affect our viability and profitability, therefore presenting significant challenges requiring extensive oversight and management capability. As such, we believe that by maintaining a separate Chairman function from that of the President & Chief Executive Officer, our President & Chief Executive Officer can properly focus on managing the business, rather than diverting his efforts to also overseeing the Board. The independent directors have designated Thomas J. Reddin as non-executive Chairman of the Board.
In order to ensure a significant voice within our non-management directors and to reinforce effective, independent leadership on the Board, the Board has created the position of Lead Independent Director. Under the Company’s Corporate Governance Guidelines, a Lead Independent Director is appointed when the Chairman is the Chief Executive Officer or any other officer or employee of the Company, or if the Chairman is not otherwise independent. Since Mr. Reddin is currently our Chairman of the Board and is not an employee of the Company, we do not currently have a Lead Independent Director. We believe that the foregoing structure, policies, and practices, when combined with the Company’s other governance policies and procedures, provide appropriate opportunities for oversight, discussion, and evaluation of decisions and direction from the Board.
Independence of Directors
The Board has determined that all of the directors qualify as independent directors under the rules of the New York Stock Exchange ("NYSE") and the Company’s Corporate Governance Guidelines, other than Mr. Hult, who is an employee of the Company. In order to qualify as an independent director of the Company, the Board must affirmatively determine, based upon all relevant facts and circumstances, that the director does not have a material relationship with the Company that would affect his or her independence, either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company.
The Board has adopted the categorical independence standards set forth in the Company’s Corporate Governance Guidelines to assist it in making determinations of director independence. These standards comply with, and in some respects are more stringent than, the NYSE’s categorical standards for director independence. Our Corporate Governance Guidelines can be found on our website at www.asburyauto.com/company/investor-relations/ under “Corporate Governance.”
Furthermore, in order for a director to qualify as independent for Audit Committee purposes, the director also must satisfy the additional independence criteria specified in Rule 10A-3 under the Exchange Act. In order for a director to qualify as independent for Compensation & Human Resources Committee purposes, the director must meet the Company’s categorical independence standards described above, and must also be a “non-employee director” for purposes of Rule 16b-3 under the Exchange Act.
In making its independence determinations, the Board considered relationships and transactions pursuant to which any of our non-employee directors or director-nominees, entities associated with those individuals, or members of their immediate families purchased or leased a vehicle at a Company dealership. The Board determined that none of the relationships and transactions it considered impaired the independence of our non-employee directors or director-nominees or disqualified any of our non-employee directors or director-nominees from serving as independent directors under our categorical independence standards set forth in our Corporate Governance Guidelines and the NYSE listing standards.

Committees of the Board
The Board has established five separately designated standing committees to assist the Board in discharging its responsibilities: the Audit Committee, the Capital Allocation & Risk Management Committee, the Compensation & Human Resources Committee, the Governance & Nominating Committee and the Executive Committee. The charter for each Committee is available on our website at www.asburyauto.com/company/investor-relations/ under “Corporate Governance.”
The following table sets forth the current membership of each of the standing Committees of the Board:

Director	Audit Committee	Capital Allocation & Risk Management Committee	Compensation & Human Resources Committee	Governance & Nominating Committee	Executive Committee
Thomas J. Reddin(1)(2)	✓	✓		✓	Chair
Joel Alsfine(2)	✓	Chair
Thomas C. DeLoach, Jr.(2)(3)	✓	✓	✓
William D. Fay	✓	✓
David W. Hult					✓
Juanita T. James			✓	Chair
Philip F. Maritz		✓		✓	✓
Maureen Morrison(2)	Chair	✓	✓
Bridget Ryan-Berman			Chair	✓
Hilliard C. Terry, III		✓	✓
(1)Chairman of the Board of Directors
(2)Audit Committee Financial Expert
(3)Mr. DeLoach will no longer serve on the Board effective upon his retirement as a director at the 2022 Annual Meeting
Audit Committee
The Audit Committee assists the Board in fulfilling its responsibility to oversee management’s conduct of the Company’s financial reporting process, including the development and maintenance of systems of internal accounting and financial controls, the integrity of the Company’s financial statements, the Company’s compliance with certain legal and regulatory requirements, the qualifications, independence and performance of the Company’s outside auditors and the performance of the Company’s internal audit functions. The Audit Committee also is directly responsible for the appointment, retention, compensation, termination and oversight of the Company's outside auditors.
Our Board has determined that each member of the Audit Committee meets the requisite independence and other qualification requirements for Audit Committee membership. Additionally, each of Maureen F. Morrison, Joel Alsfine, Thomas C. DeLoach, Jr. and Thomas J. Reddin qualifies as an “audit committee financial expert” within the meaning of Item 407(d)(5) of Regulation S-K under the Exchange Act. Designation or identification of a person as an “audit committee financial expert” does not impose any duties, obligations or liability that are greater than the duties, obligations and liability imposed on such person as a member of the Audit Committee and the Board of Directors in the absence of such designation or identification. Mr. DeLoach will no longer serve on the Audit Committee effective upon his retirement as a director at the 2022 Annual Meeting. In addition, Mr. Alsfine serves on the audit committees of three other public companies, and the Board has determined that such simultaneous service will not impair the ability of Mr. Alsfine to effectively serve on Asbury's Audit Committee.
The Audit Committee held nine meetings in 2021, one of which was a joint meeting with the Capital Allocation & Risk Management Committee.
Capital Allocation & Risk Management Committee
The Capital Allocation & Risk Management Committee (i) assists the Board in the oversight, review and evaluation of the Company's capital allocation strategy, (ii) assists management in the evaluation of major financial transactions, including acquisitions and divestitures, and (iii) assists the Board in fulfilling its responsibility of overseeing the identification, assessment and management of our key operational risks.
The Capital Allocation & Risk Management Committee held seven meetings in 2021, one of which was a joint meeting with the Audit Committee and one of which was a joint meeting with the Compensation & Human Resources Committee.

Compensation & Human Resources Committee
The Compensation & Human Resources Committee establishes and reviews our general compensation philosophy with the input of management, oversees the development and implementation of our compensation philosophy to ensure that our compensation plans are consistent with our general compensation philosophy, establishes the compensation to be paid to the Chief Executive Officer, reviews the recommendations of the Chief Executive Officer as to the appropriate compensation of our other corporate officers, generally administers and issues awards under our equity incentive plans from time to time in effect, oversees our other benefit plans and assists the Board in succession planning. See “Compensation Discussion & Analysis” for a discussion of our compensation philosophy and how the Compensation & Human Resources Committee determines the compensation of our executive officers.
Our Board has determined that each member of the Compensation & Human Resources Committee meets the requisite independence requirements for Compensation Committee membership, including qualifying as a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act.
The Compensation & Human Resources Committee held nine meetings in 2021, one of which was a joint meeting with the Capital Allocation & Risk Management Committee.
Governance & Nominating Committee
The Governance & Nominating Committee assists the Board by identifying qualified individuals to become directors, recommending the composition of the Board and its committees, and the compensation to be paid to the directors. It is also responsible for monitoring the process to assess the Board’s effectiveness, developing and implementing our Corporate Governance Guidelines and many of our corporate governance policies, including the oversight of compliance under our Equity Ownership Guidelines, our Code of Business Conduct and Ethics and our Related Party Transaction Policy.
Our Board has determined that each member of the Governance & Nominating Committee meets the requisite independence requirements for Governance & Nominating Committee membership under NYSE listing standards and the categorical independence standards set forth in the Corporate Governance Guidelines.
The Governance & Nominating Committee held six meetings in 2021.
Executive Committee
The Executive Committee has exercised and may exercise all the authority of the Board when the Board is not in session, except that it does not have the authority to: (i) approve or propose to stockholders actions required by the Delaware General Corporation Law to be approved by stockholders; (ii) adopt, amend or repeal our Bylaws; (iii) authorize distributions; (iv) fill vacancies on the Board or any of its committees; (v) approve a plan of merger, consolidation or reorganization not requiring stockholder approval; (vi) authorize or approve the repurchase of shares, except according to a formula or method prescribed by the Board; or (vii) authorize or approve the issuance or sale or contract for sale of shares or determine the designation and relative rights, preferences and limitations of a class or series of shares.
The Executive Committee held no meetings in 2021.
Code of Business Conduct and Ethics and Corporate Governance Guidelines
In accordance with the NYSE’s rules and the rules and regulations adopted by the SEC pursuant to the Sarbanes-Oxley Act of 2002, the Board has adopted Corporate Governance Guidelines and a Code of Business Conduct and Ethics applicable to all of our directors, officers and employees. The Corporate Governance Guidelines, the Code of Business Conduct and Ethics as well as our Audit Committee, Compensation & Human Resources Committee, Governance & Nominating Committee and Capital Allocation & Risk Management Committee charters are available on our website at www.asburyauto.com/company/investor-relations/ under “Corporate Governance.”
We will provide our stockholders with copies of the above-mentioned documents free of charge, if you call 770-418-8212 or submit a request in writing to Investor Relations, Asbury Automotive Group, Inc., 2905 Premiere Parkway NW, Suite 300, Duluth, GA 30097.
The Board’s Risk Oversight Role
The Board maintains oversight responsibility for management of the Company’s risks. The Board has delegated oversight responsibility for certain areas of potential risk exposure to its committees. Each committee reports to the Board at regular intervals or more frequently, if appropriate, with respect to the risks and matters for which it maintains responsibility. The Company’s Capital Allocation & Risk Management Committee is responsible for further assisting the Board in fulfilling its oversight role by (i) reviewing and evaluating the Company's capital allocation strategy, (ii) identifying, assessing and managing key financial, strategic and operational risks of the Company and (iii) providing management with assistance in evaluating major financial transactions, including acquisitions and divestitures. Management annually reviews with the

Capital Allocation & Risk Management Committee our key risks to help evaluate the Company’s risk profile and related risk management processes. In this review, management highlights for the Capital Allocation & Risk Management Committee our most significant risks to facilitate the Capital Allocation & Risk Management Committee’s evaluation of our long-term financial plans, budgets and strategic initiatives. The Capital Allocation & Risk Management Committee, based on such review, considers the appropriate process for managing or mitigating material risks and the appropriate allocation of resources related to such material risks.
Recognizing that the Capital Allocation & Risk Management Committee’s role complements the Audit Committee’s role in risk oversight, our Capital Allocation & Risk Management Committee charter mandates that at least one member of the Audit Committee be a member of the Capital Allocation & Risk Management Committee. Currently, our Capital Allocation & Risk Management Committee consists of seven members, five of whom are members of our Audit Committee, Ms. Morrison, Mr. Alsfine, Mr. DeLoach, Mr. Fay and Mr. Reddin. Mr. DeLoach will no longer serve on the Capital Allocation & Risk Management Committee effective upon his retirement as a director at the 2022 Annual Meeting.
The Compensation & Human Resources Committee is primarily responsible for the design and oversight of our executive compensation policies, programs and practices. A key objective of the Compensation & Human Resources Committee, together with the Capital Allocation & Risk Management Committee, is to oversee the implementation and development of our compensation programs to ensure such programs are consistent with the Company’s general philosophy after accounting for the Company’s key risk profile. In 2021, the Compensation & Human Resources Committee and the Capital Allocation & Risk Management Committee reviewed the Company’s risk profile and concluded that our then-current compensation policies and practices for our employees did not create risks reasonably likely to have a material adverse effect on us.
Corporate Responsibility - Environmental, Social & Governance Matters
The Board and its committees oversee the development, refinement and execution of our environmental, social and governance (“ESG”) strategy. The Board and management recognize the importance of transparent disclosure concerning our governance and ethics policies, and our commitment to our employees, the environment and the communities in which we operate.
Below are certain highlights of our ESG strategy:

Environmental	Governance
Recycling tires, motor oil, cardboard, glass and plastic	90%	All of our directors other than our CEO are independent
Reducing water usage and instituting water reclamation in our car washes		Annual director elections with plurality plus voting standard
Reducing other water usage by installing motion-activated faucets and lower gallon flush valves		Board considers diversity when evaluating prospective directors
Retrofitting our building exteriors and interiors with LED lighting		Board is committed to ongoing board refreshment
Reducing energy usage in buildings through the use of occupancy and vacancy sensors		Board periodically evaluates the composition and experience of its directors

Social (Community & People)
Established the Asbury Cares program to support selected community partner organizations to focus on reducing social inequality
Awarded our employees with an additional 40 hours of paid time off per year that can only be used to volunteer with our community partners

Strive to offer competitive compensation and benefits to attract and retain the best people, including equity awards to frontline employees because we want them to be owners of our Company and committed to our long-term success

Launched a diversity and inclusion initiative to identify areas of opportunity to create more welcoming and inclusive workplaces throughout our dealerships and offices

Invest resources to train and develop our employees to enable us to promote employees from within when possible. We also provide our employees access to an online career path tool which helps them plan their desired career path and see the required performance goals and milestones to be considered for a promotion.

Nomination of Directors
The Governance & Nominating Committee evaluates, and recommends to the full Board, nominees to serve as directors on our Board. The nominees for election at the 2022 Annual Meeting are current directors and were originally recommended to the Board by various sources, including other directors and a third-party executive search firm engaged by the Company. Candidates are evaluated in light of the then-current composition of the Board, the operating requirements of the Company and the long-term interests of the stockholders. In performing this evaluation, the Governance & Nominating Committee considers the diversity, age, skills and other experience of the candidate, and other factors it deems appropriate, given the needs of the Board and the Company at the time, to maintain what it considers to be a suitable balance of knowledge, experience and capabilities. Qualified director-nominees are expected to possess an appropriate balance of the following qualities: high moral character and personal integrity, a high level of leadership or managerial experience, experience and knowledge relative to matters affecting the Company, the ability and willingness to contribute to the Board, the ability to exercise sound, independent business judgment, a long-term commitment to the interests of stockholders and growth of the Company, freedom from conflicts of interest, the ability to dedicate sufficient time, energy and attention to Board activities and the diligent performance of his or her duties.
The Board will consider director candidates recommended by the Company’s stockholders. In order to make such a nomination, the stockholder must (i) be a record holder of shares of common stock at the time of giving notice as described below, (ii) be entitled to vote for the election of such director(s) and (iii) comply with the notice procedures set forth in the Company’s Bylaws. Our Bylaws can be found on our website at www.asburyauto.com/company/investor-relations/ under “Corporate Governance.”
Notice of a stockholder’s recommendation with regard to nominees for election to the Board must be delivered to, or mailed to and received by, the Secretary of the Company not later than 90 days or earlier than 120 days prior to the anniversary date of the preceding year’s Annual Meeting of Stockholders. If the Annual Meeting of Stockholders for which the recommendation is submitted is more than 30 days before or more than 60 days after the first anniversary of the preceding year’s Annual Meeting of Stockholders, such recommendation must be received by the Secretary of the Company not earlier than 120 days prior to the Annual Meeting of Stockholders and not later than 90 days prior to such annual meeting or the 10th day following the day on which public announcement of the annual meeting date is first made by the Company.
The stockholder’s notice shall be signed by the stockholder of record who intends to recommend a nominee, and shall set forth:
(A)as to each person whom the stockholder proposes to nominate for election or reelection as a director: (1) all information relating to such person that is required to be set forth in the notice pursuant to Section 2.07 of the Company’s Bylaws (and Items 403 and 404 under Regulation S-K); (2) a written questionnaire with respect to identity, background and qualification of the proposed nominee, (3) a written representation and agreement that the proposed nominee (i) is not and will not become a party to (x) any agreement or similar understanding that the nominee, if elected, will adopt a specific voting commitment on any issue or question that has not been disclosed to the Company or, (y) any voting commitment that could limit or interfere with such person’s fiduciary duty under applicable law, (ii) is not and will not become a party to any agreement or similar understanding with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service as a director, that has not been disclosed to the Company, and (iii) if elected, will comply with all applicable publicly disclosed corporate governance, conflict of interest, confidentiality, stock ownership and trading policies of the Company, and (4) all other information relating to such person that is required to be disclosed in solicitation of proxies for the election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, including, the nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; and
(B)as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (1) the name and address of such stockholder, as they appear on the Company’s books, and of such beneficial owner, (2) the number of shares of the Company which are owned of record and beneficially by such stockholder and such beneficial owner, (3) a representation that such stockholder is entitled to vote at the meeting and intends to appear virtually or by proxy at the meeting to nominate the person specified in the notice, (4) a representation whether the stockholder or beneficial owner, if any, intends or is part of a group that intends (x) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Company’s outstanding capital stock required to elect the nominee and/or (y) otherwise to solicit proxies from stockholders in support of such nomination, (5) a description of any Derivative Interest (as defined in the Bylaws), (6) any proxy, contract, or similar understanding that increases or decreases the voting power of such stockholder or beneficial owner, (7) any dividend rights held of record or beneficially by the stockholder on shares of the Company that are separated or severable from the underlying shares, (8) any performance-related fees (other than an asset-based fee) to which the stockholder or beneficial owner may be entitled as a result of any increase or decrease in the value of shares of the Company or Derivative Interests; and (9) any other information relating to such stockholder or beneficial owner that would be required to be disclosed in a proxy statement or other filing required pursuant to Section 14(a) of the Exchange Act.
Service Limitations
Under the Company’s Corporate Governance Guidelines, a director may not stand for re-election if he or she would be age 74 years or older at the date of the election, but need not resign until the end of his or her term. However, the Board may waive this age limitation, on an annual basis, upon the recommendation of the Governance & Nominating Committee if, in light of all of the circumstances, a director’s continued service is in the best interests of the Company and its stockholders. In no event may the Board waive the requirement more than twice for any individual director. In addition, our Corporate Governance Guidelines provide that the Chairman of the Board and the chair of each committee will not serve greater than five years in their respective chair roles, subject to exceptions approved by the Board.
Communications with the Board
We have a Stockholder Communication Policy with established procedures for stockholders and interested parties to communicate directly with the Board, with our non-management directors, or with a particular director. The stockholder or interested party should send any written communications to (i) the Lead Independent Director, if applicable, (ii) the Chairman of the Board or Chair of the appropriate committee, (iii) the non-management directors, or (iv) an individual director, each in care of the Corporate Secretary, at Asbury Automotive Group, Inc., 2905 Premiere Parkway NW, Suite 300, Duluth, GA 30097. Any communications relating to the Company’s auditing, accounting, internal controls, fraud or unethical behaviors should be directed to the attention of the Chair of the Audit Committee in care of the Corporate Secretary, at the foregoing address. The Audit Committee will respond to such communication, if appropriate, in accordance with the procedures established with respect to such matters.
Any written communication should include the name and address of the stockholder or interested party sending such communication so that a response can be provided, if necessary or appropriate. Stockholders and interested parties may, however, remain anonymous. If the stockholder or interested party desires that such communication be kept confidential from management, the envelope must be clearly marked “confidential,” and the Corporate Secretary will then forward the communication, unopened, to the individual addressee.
Related Person Transactions
We have adopted a written policy relating to related person transactions, which sets out the criteria for review of transactions between the Company and our affiliates and members of their immediate families. This policy covers our directors and officers, and each stockholder that holds directly or indirectly, more than 5% of our common stock. In addition, we have adopted a written Delegation of Authority Policy, which establishes an executive approval process for many of the Company’s transactions in which certain related person transactions would be included. In reviewing and approving related person transactions under these policies and procedures, senior management and the Board considers, among other things:
–the nature of the related person’s interest in the transaction;
–whether the related person has a direct or indirect material interest in the transaction;
–the material terms of the transaction, including the amount and type of transaction;
–the significance of the transaction to the Company and to the related person;
–whether the terms of the transaction are arms-length; and
–whether the transaction would violate the “Conflicts of Interest” provisions of our Code of Business Conduct and Ethics for Directors, Officers and Employees.
Vehicle Purchases and Leases
We maintain an employee vehicle purchase program for our officers, directors and other employees, and their respective friends and family members pursuant to which they may purchase or lease vehicles from us at a discount to our advertised prices. This program is designed to incent additional vehicle sales while ensuring that we earn a measure of gross profit on all vehicles sold pursuant to the program. From time to time, including in 2021, certain of our directors and executive officers, or their respective family members, purchased or leased vehicles from us under this program, which vehicles may be valued at over $120,000.

DIRECTOR COMPENSATION
Director Fees
Directors who are employees of the Company do not receive a retainer or any other fees for service on the Board or its committees. All other directors (“non-management directors”) received the annual retainer and meeting fees in 2021 described below. In addition, in 2021, the non-management directors (i) received a grant of common stock valued at approximately $135,000, that vested immediately upon grant and (ii) were offered the use of a motor vehicle (including transporting the vehicle to the director, any taxes payable relating to the vehicle and repair, maintenance and service of the vehicle).
In 2021, the compensation program for non-management directors, was as follows:
Annual Retainers (paid quarterly in advance)

Position	Annual Retainer
Non-Management Directors	$55,000
Non-Executive Chairman	$120,000
Audit Committee Chair	$25,000
Capital Allocation & Risk Management Committee Chair	$15,000
Compensation & Human Resources Committee Chair	$20,000
Governance & Nominating Committee Chair	$15,000
Meeting Fees (paid quarterly in arrears)

Meeting Type	Per Meeting Fee
Board, Audit Committee, Compensation & Human Resources Committee, Governance & Nominating Committee and Capital Allocation & Risk Management Committee virtual and in person meetings	$2,000
Board, Compensation & Human Resources Committee, Governance & Nominating Committee and Capital Allocation & Risk Management Committee, telephonic meetings	$1,000
Audit Committee telephonic meetings and all Transaction Committee meetings	$1,500
Executive Committee meetings, in person or telephonic (payable to the Executive Committee chair only)	$1,500
Meeting Attendance
During 2021, the Board held seven meetings. Each current director attended at least 75% of the total meetings of the Board and committees on which he or she served. In accordance with the NYSE’s rules requiring that non-management directors meet at regularly scheduled executive sessions, our non-management directors held six executive sessions without management present during 2021. Mr. Reddin, as the Non-Executive Chairman, presided over Board meetings, including executive sessions of the Board.
We do not have a formal policy with regard to the attendance of the members of the Board at Annual Meeting of Stockholders, however, we expect each member of the Board and director-nominees to attend our Annual Meeting of Stockholders. All of the members of the Board attended our 2021 Annual Meeting of Stockholders.

2021 Director Compensation Table
The following table shows compensation earned by the non-management directors for 2021 after giving effect to the waivers discussed above. For information concerning the compensation of Mr. Hult, see “Summary Compensation Table.”

Name	Fees Earned in Cash(1)	Stock Awards(2)	All Other Compensation(3)	Total
Joel Alsfine	$123,500	$135,028	$1,043	$259,571
Thomas C. DeLoach, Jr.	$122,500	$135,028	$5,394	$262,922
William D. Fay	$102,500	$135,028	$—	$237,528
Juanita T. James	$112,000	$135,028	$1,953	$248,981
Philip F. Maritz	$95,000	$135,028	$2,610	$232,638
Maureen Morrison	$137,000	$135,028	$1,913	$273,941
Thomas J. Reddin	$262,000	$135,028	$1,740	$398,768
Bridget Ryan-Berman	$117,000	$135,028	$1,912	$253,940
Hilliard C. Terry, III(4)	$—	$—	$—	$—
(1)Includes fees earned during 2021 by members of the Transaction Committee established by the Board in connection with the process to review the terms and financing arrangements related to the acquisition of the Larry H. Miller dealership group (the “LHM Acquisition”). Messrs. Reddin, Alsfine, DeLoach and Fay served as members of the Transaction Committee, attended seven meetings during 2021 and earned $1,500 per meeting.
(2)The amount in this column for each director represents the grant date fair value of 920 shares of common stock granted to each non-management director on February 3, 2021. Amounts were calculated in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. For a more detailed discussion of the assumptions used to determine the valuation of the stock awards set forth in this column please see a discussion of such valuation in Note 21 of the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2021 filed with the SEC on March 1, 2022.
(3)Represents the incremental cost to us for the use of a vehicle. We calculate incremental costs of personal use vehicles as all direct costs (excluding fuel), including without limitation, the cost of transporting the vehicle to the director, any taxes associated with the vehicle, any repairs to the vehicle, and any maintenance and service of the vehicle. In addition, we include the difference between our cost for the vehicle and the ultimate sale price of the vehicle or the anticipated sale price, pro-rated for the amount of time the director had possession of the vehicle during the fiscal year, plus an estimate of lost interest income calculated as our initial cash outlay for the vehicle multiplied by our weighted average interest rate on invested cash. We do not estimate lost margin on an ultimate sale of a vehicle.
(4)Mr. Terry was appointed to the Board effective February 22, 2022.

EXECUTIVE OFFICERS
Set forth below is information regarding the Company’s executive officers as of March 14, 2022. All of our executive officers are elected by and serve at the discretion of the Board.

Name	Age	Position
David W. Hult	56	President & Chief Executive Officer
Michael Welch	47	Senior Vice President & Chief Financial Officer
Daniel Clara	42	Senior Vice President, Operations
George A. Villasana	54	Senior Vice President, Chief Legal Officer & Secretary
Jed M. Milstein	53	Senior Vice President & Chief Human Resources Officer
Miran Maric	33	Senior Vice President, Strategy & Innovation
Set forth below is a brief description of the business experience of the Company’s executive officers.
David W. Hult Please see Mr. Hult’s biographical information under “Nominees for Election as Directors” above.
Michael Welch (age 47) has served as our Senior Vice President & Chief Financial Officer since August 2021. Mr. Welch joined Asbury after holding the position of Vice President and Corporate Controller at Group 1 Automotive, Inc. (“GPI”) since June 2019. From June 2000 until June 2019, Mr. Welch held various other positions with GPI of increasing responsibility, where he gained extensive experience in treasury, financial reporting, financial planning and analysis and internal audit. Mr. Welch began his career at Price Waterhouse. Mr. Welch received his Bachelor of Business Administration from Oklahoma Baptist University, and is a Certified Public Accountant in the State of Texas.
Daniel Clara (age 42) has served as our Senior Vice President, Operations since January 2020. Mr. Clara joined the Company in 2002 and has held many positions with the Company including Vice President of Market Operations, Managing Market Director, General Manager, General Sales Manager, Used Car Manager, New Car Sales Manager, F&I Manager and Client Advisor. Mr. Clara received his bachelor’s degree in International Business from Northwood University.
George A. Villasana (age 54) has served as our Senior Vice President, Chief Legal Officer & Secretary since January 2016. Mr. Villasana joined the Company in April of 2012 as our Vice President, General Counsel & Secretary. In addition to overseeing the Company’s legal department, Mr. Villasana oversaw the Company’s corporate development and real estate department from July 2018 to March 2019. Prior to joining the Company, Mr. Villasana held leadership positions with several public companies, including AutoNation, Inc. where he was responsible for mergers and acquisitions, SEC reporting, corporate governance, automotive franchise laws and compliance matters. Prior thereto, Mr. Villasana was a corporate attorney with Holland & Knight, LLP and Shutts & Bowen, LLP in Miami, Florida. Mr. Villasana began his career as an attorney with the U.S. Securities & Exchange Commission in Washington, D.C. Mr. Villasana holds a LL.M. (Tax) from Georgetown University Law Center, a J.D. from American University, Washington College of Law, a Master of Accounting from Florida International University and a B.S. in Accounting from The Pennsylvania State University.
Jed M. Milstein (age 53) has served as our Senior Vice President & Chief Human Resources Officer since January 2018. Mr. Milstein joined the Company in July 2016 as Vice President & Chief Human Resources Officer. Prior to joining the Company, Mr. Milstein served as Executive Vice President & Chief Human Resources Officer of AmeriCold Logistics, LLC from May 2013 to July 2016. From December 2011 to May 2013, Mr. Milstein served as Executive Vice President of Human Resources of TransCentra, Inc. From January 2008 to May 2013 Mr. Milstein held various executive management positions at Cerberus Operations & Advisory Company, LLC. Mr. Milstein also served as Vice President HR Shared Services of Broadridge Financial Solutions, Inc. from 2007 to 2008 and ADP from 1998 to 2007. Earlier in his career, Mr. Milstein served as a Deputy Attorney General for the State of New Jersey prior to joining the labor and employment law practice at Carpenter, Bennett and Morrissey in Newark, New Jersey. Mr. Milstein holds a J.D. from George Washington University Law School and a BBA from the University of Michigan.
Miran Maric (age 33) has served as our Senior Vice President, Strategy & Innovation since February 2022. Mr. Maric joined the Company in November 2015 as Director of Marketing and was appointed as Vice President & Chief Marketing Officer in October 2016. Prior to joining the Company, Mr. Maric served as Vice President of Digital Strategy for the Larry H. Miller Dealerships from June 2013 to October 2015. From October 2011 to May 2013, Mr. Maric held various management positions with Fiat Chrysler Automobiles including Lead National Digital Marketing Manager, Digital Marketing Manager and District Manager. Mr. Maric co-founded Logic Wireless, an advanced cell phone manufacturer company, in 2008 and served as its Chief Operating Officer until March 2011. Mr. Maric received his bachelor’s degree in Economics and Business Marketing from the University of Arizona.

COMPENSATION DISCUSSION & ANALYSIS
This compensation discussion and analysis (“CD&A”) provides detail on the Company's compensation philosophy, policies and programs as they relate to our executive officers, with certain additional detail about the compensation paid, or payable, to our “named executive officers” in 2021. Our named executive officers ("NEOs") in 2021 were as follows:
–David W. Hult, President & Chief Executive Officer;
–Michael Welch, Senior Vice President & Chief Financial Officer;
–Daniel Clara, Senior Vice President, Operations;
–George A. Villasana, Senior Vice President, Chief Legal Officer & Secretary;
–Jed Milstein, Senior Vice President & Chief Human Resources Officer;
–William F. Stax, Vice President, Controller & Chief Accounting Officer and who, during a portion of 2021, served as our Interim Principal Financial Officer; and
–Patrick J. Guido, former Senior Vice President & Chief Financial Officer, who resigned from all positions with the Company on June 24, 2021.
The Compensation & Human Resources Committee of the Board (also referred to in this CD&A as the “Committee”) is charged with various matters concerning the compensation of our executive officers, including the development and implementation of our compensation philosophy relating to those individuals. Our philosophy emphasizes a pay-for-results culture designed to align the interests of our executive officers with those of our stockholders through the use of incentive based pay opportunities. With respect to decisions directly impacting executive compensation, the Committee’s primary responsibilities are to:
–within the constructs of our philosophy and guidelines, establish all aspects of compensation for our executive officers, including the named executive officers, and, subject to Board ratification, approve awards to the Chief Executive Officer under our incentive-based compensation plans;
–oversee the development, implementation and administration of our compensation and benefit plans; and
–prepare the Compensation & Human Resources Committee Report and review and discuss with management the CD&A, as required to be included in our annual proxy statement or annual report on Form 10-K filed with the SEC.
For additional information regarding the Committee’s function and composition, see “Governance of the Company—Committees of the Board—Compensation & Human Resources Committee.”
Overview
We believe that fostering an entrepreneurial spirit is essential to our success. Consistent with our overall business strategy of driving operational excellence through the attraction and retention of the best talent, our executive compensation philosophy is to:
–support the attainment of our vision, business strategy and operating imperatives;
–guide the design and implementation of effective executive compensation and benefit plans;
–reinforce our business values; and
–further align management and stockholder interests by providing appropriate opportunities for meaningful compensation based upon the achievement of various corporate goals set from time to time and generally related to corresponding increases in earnings and stockholder value, subject to limitations designed to discourage unnecessary or excessive risk-taking.
As it has done in prior years, the Committee engaged an independent executive compensation consultant, Pay Governance LLC (“Pay Governance”), to assist with the development and implementation of our executive compensation program for 2021, as described in more detail below. In determining and setting compensation levels and opportunities for our named executive officers, the Committee generally considers a number of factors. For 2021 executive compensation, the Committee considered, among other things, the nature and scope of the individual’s responsibilities to the Company and other independent factors, such as skills, experience, tenure and historical and expected contributions to the Company. The Committee also analyzed comparative data provided by Pay Governance on compensation paid to executive officers in similar positions within a Peer Group (as defined below) of companies, although the Committee did not specifically benchmark executive compensation against the Peer Group or other companies. In addition, the Committee also acknowledged the achievements of our management team in 2020 (as compared to 2019), including the following:

–our adjusted earnings before interest, taxes, depreciation and amortization (“adjusted EBITDA”), a metric used by management and that the Committee believes is often used by investors and market analysts in comparing performance and determining enterprise value, was $426.8 million1, an increase of 28% over 2019;
–our adjusted diluted earnings per share ("EPS") was $12.90, an increase of 36.4% over 2019;
–our 3 year average adjusted EPS growth was 26.5%; and
–our adjusted operating margin was 5.7%.
For 2021, the Committee approved and implemented incentive compensation programs designed to appropriately reward and incentivize our executive management team to focus on the long-term interests of our stockholders and further improve the measurable financial metrics described below, which remain a focus of the Board and the Committee when analyzing our financial results and success. In evaluating Peer Group data, selecting metrics and setting appropriate performance targets in connection with the implementation of the Company’s executive compensation programs in 2021, the Committee acknowledged that, as a result of the significant variable components of compensation described in more detail elsewhere in this CD&A, actual total executive compensation may be above or below target compensation and/or the actual compensation paid to executives in similar positions within the Peer Group based on our actual performance when compared to target performance.
Incentive Compensation Programs
The following results and achievements in 2021 impacted actual payouts and the overall compensation of our executive officers under our incentive compensation programs for 20211:
–our adjusted EBITDA was $828 million, an increase of 93.9% over 2020;
–our adjusted diluted EPS was $27.29, an increase of 111.6% over 2020;
–our 3 year average adjusted EPS growth was 53.5%;
–our same-store total parts and service gross profit was $606 million, an increase of 14.4% over 2020;
–our same-store used vehicle retail revenue was $2.6 billion, an increase of 40.1% over 2020; and
–our adjusted operating margin was 8.1%.
In determining the applicable payouts, the Committee considered each of the results above in light of management's significant progress under the Company's five-year strategic plan, marked by its success in negotiating and consummating the large strategic and transformational acquisitions of the Larry H. Miller Dealerships and Total Care Auto, Powered by Landcar and Stevinson Automotive Group. In addition, the Committee considered management's success in completing a bond offering, equity offering and mortgage financing to fund the purchase of these large strategic and transformational acquisitions.
Compensation Philosophy & Guidelines
The Committee, with the input of Pay Governance, has developed an executive compensation philosophy that sets forth certain general guidelines the Committee considers in making decisions and recommendations related to executive compensation (including our named executive officers’ compensation). The key principles and considerations underlying our compensation philosophy are the following:
–create a “pay-for-results” culture with clear emphasis on pay-for-performance and accountability through the grant of performance-based cash and equity award opportunities;
–effectively manage the cost of compensation programs by providing that a substantial portion of executive pay opportunity is in the form of performance-based compensation;
–set performance goals that are actionable, clearly communicated and understood, and are challenging, yet obtainable;
–provide the opportunity for above market total compensation upon the achievement of performance above target performance;
–consider total compensation opportunities in light of competitive market practices, internal equity considerations, the individual’s experience, skills, tenure and how critical the individual's role is to the Company, historical and expected individual performance and significant contributions, and the nature and scope of the individual’s responsibilities;
1 For an explanation of non-GAAP measures and a reconciliation to GAAP, please see Appendix A.

–provide a balanced total compensation program to ensure management is not encouraged to take unnecessary or excessive risks;
–further align management and stockholder interests by requiring specified levels of equity ownership by management;
–reinforce teamwork and internal alignment of management; and
–consider stakeholder perceptions and governance practices when formulating pay plans and actions.
In order to effectively communicate expectations regarding our performance and incentivize executive officers to achieve specified performance objectives, we generally make compensation program decisions in the first quarter of a year. All such compensation decisions for our executive officers for 2021 were made at the Committee’s regularly scheduled meeting in the first quarter of 2021. All compensation decisions were consistent with our overall compensation philosophy and guidelines.
Elements of Compensation
The elements of the Company's compensation program, when considered collectively, are intended to support our executive compensation philosophy and objectives by (i) allowing us to attract and retain executive-level talent, (ii) providing an appropriate level of financial certainty through non-variable compensation, (iii) providing opportunities for above market compensation based upon the achievement of specified financial and other appropriate performance objectives, and rewarding such achievement, and (iv) balancing short-term and long-term incentives. The key elements of our executive compensation program are outlined below, together with a summary of the purposes and considerations underlying each compensation element.

Pay Element	Form	Philosophy		Performance Alignment
Base Salary	Cash	✓	Fixed pay to recognize an individual's role and responsibilities	✓	Reviewed annually and set based on a review versus the external market, individual performance, and internal equity
Annual Incentive	Cash	✓	Achieve annual goals linked to operating results	✓	Rewards and recognizes annual accomplishment of key operating and strategic objectives
		✓	Provide competitive total cash compensation opportunity
		✓	Encourage internal alignment and teamwork
Long-Term Incentives	Performance Share Units/Restricted Stock	✓	Align NEOs' interests with shareholders	✓	Shareholder value creation
		✓	Balance short-term orientation of other pay elements	✓	Achievement of key value drivers
		✓	Retain executive talent	✓	Increase in share price
Other	Employment/Severance Agreements	✓	Ensure management objectivity regarding potential CIC transactions	✓	Align NEOs' interests with shareholders by providing competitive total remuneration allowing us to attract and retain top executive talent
		✓	Protect our interests through appropriate restrictive post-employment covenants
	Health & Welfare	✓	To be competitive in the markets where we compete for executive talent	✓	Align NEOs' interests with shareholders by providing competitive total remuneration allowing us to attract and retain top executive talent
		✓	To avoid materially different approaches to benefits among executive and non-executive employees
	Limited Perquisites	✓	Provide limited job-related and market-driven perquisites in line with our corporate governance philosophies	✓	Align NEOs' interests with shareholders by providing competitive total remuneration allowing us to attract and retain top executive talent

Total Compensation Program Supporting Attainment of Operating & Strategic Imperatives
Our overall compensation program is implemented in a manner supporting the attainment of various operating and strategic goals set from time to time. The Committee believes the program is appropriately managed by delivering compensation predominantly through variable performance-based compensation elements. As indicated below, during 2021, 79% of target total compensation(1) of our President & Chief Executive Officer and an average of 64% of our other named executive officers' target total compensation was delivered through at-risk compensation elements that were subject to vesting and/or performance conditions.

President & Chief Executive Officer

Target Annual Cash Incentive 26%
Base Salary 21%
Target Long-Term Incentive (Equity)* 53%

Other Named Executive Officers

Target
Annual Cash
Incentive
29%
Base
Salary
36%
Target Long-
Term Incentive
(Equity)* 35%

(*)Long-term equity incentive included in these charts for 2021 consists of regular annual awards of performance share units and restricted stock units with vesting as described below.
(1)Target total compensation is defined as annualized base salary plus cash incentive award opportunities at target level plus regular annual long-term equity award opportunities granted for the year (at target level when such opportunities have the potential for variable payout levels). Other benefits are generally excluded from this term as they do not constitute a material part of compensation paid to our named executive officers.
Policies and Practices
Our compensation philosophy and guidelines are implemented through a number of policies and practices described below. The Committee continually monitors and, as appropriate, adjusts our compensation policies and practices to ensure that they are consistent with our philosophy and, as appropriate, emphasize and reward executives for results that are aligned with long-term stockholder interests and corporate governance best practices. A listing of “what we do” and “what we don’t do” is presented below:

What We Do		What We Don't Do
✓	Pay‑for‑Performance: Majority of pay is performance- based and not guaranteed	X
No Excise Tax Gross‑Ups: The Company will not enter into any new agreements, or materially amend any existing employment agreements with its executives that provide excise tax gross-ups in the event of a change in control of the Company

✓	Multiple Performance Metrics and Multi-Year Time Horizon: Use multiple performance metrics and multi‑year vesting and measurement periods for long‑term incentives
✓	Capped Maximum Incentives: Short- and long-term incentive programs cap the maximum amount payable to help mitigate the potential risk of our programs
		X	No Repricing or Buyouts of Stock Options: The Company’s equity plan prohibits repricing or buyouts of underwater stock options
✓	Annual Compensation Risk Review: Annually assess risk in compensation programs
✓	Double‑Trigger Change in Control. Cash severance payments and equity acceleration require both a change in control of the Company and constructive termination (“double-trigger”)
		X	No Hedging or Pledging: NEOs are prohibited from hedging their ownership or pledging Company stock as collateral
✓	Share Ownership Guidelines: NEOs must comply with share ownership requirements
✓
Recoupment Policy: We maintain a recoupment policy that provides for recovery of incentive compensation in the event of fraud, embezzlement, theft or a financial restatement due to fraud or intentional misconduct
		X	No Dividends on Unearned PSUs: No dividends or dividend equivalents are paid on PSUs until they become vested and earned
✓	Challenging Performance Objectives: Set challenging performance objectives for Annual and Long-Term Incentives

✓
Use of Independent Consultant: The Compensation Committee has retained an independent compensation consultant that performs no other consulting services for the Company and has no conflicts of interest

✓	Limited Perquisites: We provide our executive officers with only limited perquisites, such as those which we consider appropriate and typical in our industry

The Role of Stockholder Say-on-Pay Votes and Related Considerations
We provide our stockholders with the opportunity to vote annually, on an advisory basis, on the compensation of our named executive officers (the “say-on-pay vote”). At our 2021 Annual Meeting of Stockholders, approximately 98.8% of the votes cast by stockholders’ on the say-on-pay vote were in favor of the compensation of our named executive officers. The Committee has considered the results of the say-on-pay vote and believes this favorable vote affirms our stockholders’ support of its approach to executive compensation. Stockholders must be given the opportunity to vote, on an advisory basis, on the frequency of future say-on-pay votes at least every six years. The next required advisory vote on the frequency of future say-on-pay votes will occur no later than our 2023 Annual Meeting of Stockholders.
In addition to consideration given to the results of the say-on-pay vote, at various times throughout the year the Committee considers direct and indirect input from stockholders and other stakeholders, and more general developments in executive compensation principles, in the development and implementation of the Company’s executive compensation philosophy, policies and practices.
Compensation Consultant
In 2021, as in prior years, the Committee retained Pay Governance as its independent executive compensation consultant. At least annually, the Committee conducts a review of its compensation consultant's performance and potential conflicts of interest. In accordance with applicable SEC and NYSE requirements the Committee reviewed the compensation consultant's independence, taking into account the six compensation consultant independence factors adopted by the SEC to guide companies in determining the independence of compensation consultants, and concluded that the work of the compensation consultant, including certain work for the Governance & Nominating Committee described below, did not raise any conflicts of interest.
Pay Governance provides advice to the Committee on matters related to the fulfillment of the Committee’s responsibilities under its charter and on a wide range of executive compensation and related governance matters. As advisor to the Committee, Pay Governance reviews the Company's overall compensation strategy and pay levels for the Company’s executive officers, examines all aspects of the Company’s executive compensation programs to ensure their ongoing support of the Company’s business strategy, informs the Committee of developing legal and regulatory considerations affecting executive compensation and benefit programs, and provides general advice to the Committee with respect to compensation decisions pertaining to the Chief Executive Officer and other executive officers.
During 2021, at the Committee’s request, Pay Governance (i) reviewed our annual proxy statement disclosures, (ii) provided the Committee with an analysis of the compensation of our named executive officers as reported in the Company’s 2021 proxy statement as compared to the compensation of the named executive officers of companies within our Peer Group as reported in their proxy statements, (iii) provided the Committee with a review of incentive design practices among its peer group and the broader industry, (iv) reviewed our Peer Group, and recommended potential changes thereto, to ensure it continues to represent appropriately comparable companies for evaluating executive pay, and (v) provided the Committee with advice regarding potential modifications to the design and structure of the Company's performance-based compensation plans for 2022.
In 2021, the Committee also retained Pay Governance to provide advice with respect to the types, amount and competitiveness of the compensation paid to non-employee directors of the Company for their service on the Board. Such advice was delivered to the Governance & Nominating Committee, which is the committee responsible for recommending to the Board the compensation of directors.
Reviewing Executive Compensation
With the input and analysis of its independent compensation consultant, the Committee considers a peer group for purposes of evaluating our compensation levels (the “Peer Group”) against executives in similar positions. From time to time, the Committee and its independent compensation consultant evaluate the Peer Group to ensure that the Committee is evaluating appropriately comparable companies. For purposes of 2021 compensation decisions, the Peer Group consisted of the following companies:
–Automotive Retailers:  AutoNation, Inc., Group 1 Automotive, Inc., Lithia Motors Inc., Penske Automotive Group, Inc. and Sonic Automotive Inc. (collectively, the "Automotive Peer Group")
–Non-Automotive Retailers:  Advance Auto Parts, Big Lots Inc., Burlington Stores, Inc., CarMax, Inc., DICK's Sporting Goods, Inc., Murphy USA Inc., Rush Enterprises, Inc., Sally Beauty Holdings Inc., Tractor Supply Company and Williams‐Sonoma Inc., which have a median annual revenue of approximately $8.0 billion.

The Committee reviewed the executive compensation data of the Peer Group in order to evaluate and confirm whether our executive compensation was within a reasonably competitive range, but did not set 2021 executive compensation levels at a specific target percentile within the Peer Group or any other comparator group. Rather, executive compensation decisions were based on the full consideration of all of the elements discussed above, together with the additional considerations discussed below, all of which provide input into the Committee’s deliberations and inform its decisions.
Additional Considerations in Making Executive Compensation Decisions
As described above, while we do not specifically benchmark our executive compensation, the Committee generally aims to establish total compensation for our executive officers at levels it considers competitive with executives in similar positions within our Peer Group. Notwithstanding this, given the Committee's focus on the alignment of management and stockholder interests and the related use of short-term cash incentives and time-vested and performance-based equity compensation as the principal components of compensation, the Committee expects that when our performance exceeds targeted performance levels, the actual payouts received by our executive officers may be above competitive median levels. In addition to considering the evaluations and analyses prepared by Pay Governance, to help evaluate our executive compensation against that of our Peer Group, the Committee considered a number of other factors when setting executive officer compensation for 2021, including:
–the executive’s knowledge, skills, abilities, experience, tenure and how critical the individual's role is to the Company;
–the nature and scope of the individual’s responsibilities;
–our financial condition and recent operating results; and
–internal equity considerations.
Review of 2021 Total Compensation
For 2021, each named executive officer was initially eligible to receive compensation consisting of the following four primary elements: (i) a base salary; (ii) a short-term (annual) incentive in the form of a cash bonus opportunity pursuant to our 2019 Equity & Incentive Compensation Plan (the "2019 Plan"); (iii) long-term incentives in the form of equity awards under the 2019 Plan; and (iv) certain limited perquisites and other benefits.
Base Salaries
On an annual basis, absent a change in circumstances at another time of year that would make reconsideration appropriate at that time, the Chief Executive Officer makes recommendations to the Committee regarding increases, if any, in base salaries for named executive officers other than himself. The Committee reviews increases in base salary for the Chief Executive Officer, if any. In setting base salary, the Committee takes into account the named executive officer’s experience, skills, tenure and importance to us, historical individual performance, significant contributions, the nature and scope of the individual’s responsibilities and internal equity considerations. The Committee also considers our financial health and the compensation data from our Peer Group received from its independent executive compensation consultant.
Following the regular, annual review of base salaries by the Committee at its regularly scheduled meeting in the first quarter of 2021, the Committee awarded market-based adjustments in base salaries to certain of the named executive officers. Annual base salaries for 2021 for our named executive officers as determined by the Board of Directors in February 2021, were as follows:

Name	Current Position	2021 Annualized Base Salary
David W. Hult	President & Chief Executive Officer	$1,200,000
Michael Welch	Senior Vice President & Chief Financial Officer(1)	$550,000
Daniel Clara	Senior Vice President, Operations	$600,000
George A. Villasana	Senior Vice President, Chief Legal Officer & Secretary	$595,000
Jed Milstein	Senior Vice President & Chief Human Resources Officer	$525,000
William F. Stax	Vice President, Controller & Chief Accounting Officer(2)	$257,860
Patrick J. Guido	Former Senior Vice President, Chief Financial Officer(3)	$625,000
(1)Mr. Welch has served as Senior Vice President & Chief Financial Officer since August 9, 2021.
(2)Mr. Stax served as Interim Principal Financial Officer from June 25, 2021 to August 8, 2021.
(3)Mr. Guido resigned from all positions with the Company effective June 24, 2021.

Annual Cash Incentive Opportunity
As described above, in order to motivate management toward the achievement of certain pre-established corporate goals and to remain competitive in the industry, we believe that a significant portion of each executive officer’s total compensation should be performance-based. We also believe that our executives are motivated by the opportunity to earn incremental cash compensation based upon the achievement of annual performance objectives, and that such opportunity properly fosters effective management, innovative thinking and, in some instances, the implementation of effective cost-saving measures by our executive officers, which may enable us to further enhance our stockholder value. Cash awards paid to our executive officers are paid under the terms of the 2019 Plan.
For 2021, the Committee decided it was appropriate to use substantially the same cash incentive plan structure that was used in 2020, with potential payouts under the cash incentive plan being dependent upon the achievement of EBITDA (subject to adjustment as described below) correlated with actual United States Annual Automotive Sales (“USAAS”) as reported by Motor Intelligence. We define EBITDA as earnings before non-floor plan interest, income taxes and depreciation and amortization. The selection of EBITDA as the performance benchmark for payouts under the annual cash incentive plan reflected the Committee’s continued belief that EBITDA is an important metric used by management from time to time to evaluate and analyze results and the impact on the Company of strategic decisions and actions relating to, among other things, events outside of normal, or “core,” business operations, and is often used by investors and market analysts in comparing performance and in determining enterprise value. Further, the Committee believed it was appropriate to establish award opportunities at various levels of actual USAAS, which is highly uncertain and is beyond the control of management. As a result, the Committee believed it was appropriate to increase target EBITDA at higher levels of USAAS.
In connection with the determination of EBITDA as the appropriate performance metric under the annual cash incentive plan, the Committee further believed it was appropriate to provide for certain potential adjustments to the traditional measure of EBITDA to account for the impact on our financial results of certain potential extraordinary items that are considered outside of normal, or core, business operations.
Under the annual cash incentive plan, to account for the potential for different levels of 2021 USAAS, three EBITDA performance goals were established: (i) a “threshold” level; (ii) a “target” level; and (iii) a “maximum” level at varying levels of USAAS. Under the terms of the annual cash incentive plan, if EBITDA did not meet the established “threshold” level at the actual USAAS, no payouts would be made under the plan. Further, if EBITDA exceeded the established “maximum” level at the actual USAAS, payout under the annual cash incentive plan would be limited as if performance had equaled the maximum performance goal. If actual USAAS was between two established levels, or if the achievement of EBITDA performance goals was between threshold and target levels, or target and maximum levels, participants would be entitled to a ratable portion of any payment due based upon linear interpolation.
In determining what it considered an appropriate “target” performance goal at the various levels of USAAS, the Committee consulted with management and evaluated various internally-prepared models and forecasts. The Committee approved the threshold and maximum performance goals at 85% and 115% of target, respectively.
The table below sets out the threshold, target and maximum EBITDA performance goals approved for 2021.

Actual USAAS (in millions)	EBITDA Performance Goals (in millions)
	Threshold (85% of Target) 50% Payout	Target (100%) 100% Payout	Maximum (115% of Target) 200% Payout
13.0 & lower	$324.7	$382.0	$439.3
14.0	$351.1	$413.0	$475.0
15.0	$377.4	$444.0	$510.6
16.0	$403.8	$475.0	$546.3
17.0	$430.1	$506.0	$581.9
18.0 & above	$456.5	$537.0	$617.6
The Committee also has the discretion to increase the bonus payout by up to ten percentage points based on the Committee's subjective evaluation of the achievement of strategic initiatives, including operational initiatives, acquisitions, divestitures and others in furtherance of the Company's long-term interests. The Committee did not consider exercising this discretion for 2021 because the Company’s EBITDA performance already had reached the maximum payout of 200% under the annual cash incentive plan.

The Committee established incentive opportunities, as a percentage of base salary, for each named executive officer dependent upon each named executive officer’s respective current and expected positions, skills, and experience, as well as other factors described above, including the degree of responsibility assumed and expected to be assumed by such individual for aspects of the organization that impact our financial performance.
For 2021, actual USAAS as reported by Motor Intelligence was 15.1 million. Based on this level of USAAS, EBITDA levels for the purpose of determining payouts under the annual cash incentive plan were calculated by interpolation as follows: threshold: $379.5 million; target: $446.5 million; and maximum: $513.5 million. The Company reported adjusted EBITDA of $805.0 million in 2021, which after the application of the Committee's discretion under the plan to determine the actual payout based on performance and operational results, resulted in a formulaic payout of 200%. The various incentive opportunities (as a percentage of base salary) and actual dollar amounts paid pursuant to the 2021 annual cash incentive plan are detailed in the table below.

Name	Threshold Opportunity	Target Opportunity	Maximum Opportunity	Actual Payment (200% of Target)
David W. Hult	67.5%	135%	270%	$3,240,000
Michael Welch (1)	42.5%	85%	170%	$389,583
Daniel Clara	42.5%	85%	170%	$1,020,000
George A. Villasana	42.5%	85%	170%	$1,011,500
Jed Milstein	42.5%	85%	170%	$892,500
William F. Stax	17.5%	35%	70%	$180,502
Patrick J. Guido (2)	42.5%	85%	170%	$531,250
(1)Mr. Welch's actual payout was prorated 42% due to his participation in the plan starting on August 9, 2021.
(2)Mr. Guido's actual payout was prorated 50% based on his separation from the Company on June 24, 2021.
Equity-Based Compensation Opportunities
As described elsewhere in this CD&A, the Committee believes it is appropriate that a significant portion of executive officer compensation opportunity be in the form of at-risk equity awards, the payment of which is dependent upon the achievement of either or both of: (i) certain predetermined financial metrics and (ii) continued employment. The Committee generally does not use a specific formula for allocating equity-based compensation opportunity as a percentage of total compensation for the named executive officers. For 2021, consistent with prior years, the Committee considered a number of factors in establishing the level of long-term equity-based compensation opportunity for each named executive officer, primarily:
–Peer Group compensation pay practices and norms for comparable executives;
–general industry pay levels for comparable executives as gathered from publicly-available sources;
–historical individual performance and responsibility of the executive;
–knowledge, skills, abilities, experience, tenure and how critical the individual's role is to the Company;
–expected future responsibilities of the executive;
–the impact of recent historical equity-based compensation decisions, awards and payouts to each executive; and
–internal pay equity considerations.
Annual Equity Awards Program
In evaluating the structure of equity-based compensation awards and type of equity award opportunities, the Committee designed equity-based awards for executive officers in 2021 that are intended to address both the long-term performance and retention objectives of our equity compensation philosophy, while at the same time promoting the achievement of operational excellence. The Committee determined that the value of the annual grant for executives who were employed by the Company when the grants were approved in the first quarter of 2021, assuming target level performance, would consist of:
–60% performance share units (except in the case of Mr. Stax, for whom 50% of the award was in the form of performance share units for the reasons described below); the vesting of which is subject to our achievement of certain financial performance metrics, as described below, as well as the passage of time, which the Committee believes provides an appropriate balance of executive officer focus on our financial success, and economic benefit for continued employment; and

–40% time-vesting restricted stock units (except in the case of Mr. Stax, for whom 50% of the award was in the form of time-vesting restricted stock units); which the Committee believes enhances executive officer retention.
When executives first join the Company, it also is customary for the Committee to grant the executive an equity award in order to induce the executive to accept employment with the Company and in furtherance of our principle of encouraging equity ownership by management. In light of a number of factors, including the timing of his hiring, pay equity considerations in light of his former position, and negotiations conducted in connection with his hiring, the Committee determined that all of Mr. Welch’s equity award would be in the form of restricted stock units, rather than having a portion of such awards at-risk based on Company performance in 2021. As such, upon joining the Company in August 2021, Mr. Welch was granted an award of 2,587 shares of restricted stock units, which units, similar to equity awards granted to other named executive officers, vest in three equal annual installments beginning on the first anniversary of the grant date.
2021 Annual Restricted Stock Award Terms
The annual restricted stock unit awards granted to the named executive officers by the Committee generally vest ratably over three years beginning on the first anniversary of the grant date, as the Committee believes that this provides appropriate officer retention benefits and, assuming the continued employment of the executive, also provides for a level of consistency in future compensation.
In the event that dividends are paid on shares of our common stock at any time when restricted stock unit awards remain unvested, any such dividends will accrue and be payable to the grantee upon vesting of the underlying restricted shares. In the event such shares do not vest, no such dividends will be paid.
2021 Annual Performance Share Unit Award Terms
The annual performance share unit awards granted to the named executive officers had a performance period based on our fiscal year 2021 performance (described below) for all metrics other than relative EPS growth, which evaluated our performance versus peers over a three-year period. Based on achievement against the applicable performance goals, the earned portion of these awards (if any) vests ratably over three-years, generally subject to continued employment through the vesting period. These performance share unit awards, if earned, will be paid in shares of our common stock. In developing the structure of the annual performance share unit award program, the Committee believed it was important to set what it considered challenging yet attainable targets for the performance period. The Committee determined that it would be appropriate to measure our performance against multiple performance metrics (including one metric with a three-year performance horizon) during 2021. The Committee believes that the blend of fiscal 2021 performance goals along with vesting restrictions over a longer time horizon appropriately recognizes the difficulty in forecasting performance results in the automotive industry, while also promoting alignment with shareholder interests, retention of executives, and the achievement of operational excellence.
The annual performance share unit awards provide each executive with a target number of performance share units that may be earned based on a mix of our absolute performance and our performance relative to our Automotive Peer Group (generally referencing each entity's most recent publicly available financial results) with respect to performance metrics approved by the Committee in the first quarter of the year as described below.
The number of performance share units awarded to each executive (other than the Chief Executive Officer) was recommended to the Committee by the Chief Executive Officer based on the factors described above in “Equity Based Compensation Opportunity,” and included but were not limited to each executive’s past performance and level of responsibility. The number of performance share units awarded to the Chief Executive Officer was determined by the Committee and awarded to the Chief Executive Officer based on these same factors.
Under our 2021 annual performance share unit award program, our performance, and the actual number of shares to be earned, was to be determined or scored based upon the following performance elements, and weightings, which were chosen because the Committee determined them to be key drivers of growth, operational efficiency, stockholder value and long-term performance in our industry, as follows:

Performance	Weighting	Minimum	Maximum
Relative
Same-Store Used Car Revenue Growth vs. Peers	20%	Lowest	Highest
Operating Margin vs. Peers	20%	Lowest	Highest
3-Year EPS Growth vs. Peers	40%	Lowest	Highest
Absolute
Same-Store Parts and Service Customer Pay Gross Profit Growth	20%	5%	10%
Total Potential Payout as % of Target		0%	150%

Notwithstanding our performance relative to the Automotive Peer Group, the Committee determined that, if our EPS growth was negative for the performance year, payout under the annual performance share unit awards would be limited to 100%. In addition, payout under the annual performance share unit awards is subject to the following total shareholder return (“TSR”) modifiers: (i) if the Company’s TSR increases by more than ten percent (10%), then payout will increase by ten percentage points (10%); (ii) if the Company’s TSR decreases by more than ten percent (10%), then payout will decrease by ten percentage points (10%); and (iii) if the Company’s TSR decreases by more than twenty percent (20%), then payout would be limited to 100%. Regardless of the amount of the increase in the Company’s TSR, the maximum payout is limited to 150%. The metrics used in the 2021 performance share unit award program were selected because of their relative importance to our financial success.
The Committee reserved the right to adjust performance results under the 2021 performance share unit awards for the Company and each member of the Automotive Peer Group for material, publicly disclosed non-core items.
The scores for each performance element are accumulated, such that the highest achievable score would result in a payout at 150% of target, the lowest achievable score would result in a payout at 0% of target and a score in between would be interpolated.
The actual number of performance share units earned was determined after the end of the 2021 fiscal year based on the Committee’s evaluation of our performance against the applicable metrics. After evaluating our performance on a cumulative basis, under each of the four performance metrics discussed above, including as compared to the performance of the Automotive Peer Group and general market conditions, as applicable, the Committee determined the actual payout based on performance and operational results and established a payout of a number of performance share units at 125% of target. The Committee determined that the Company's 2021 total shareholder return was 6%, which, according to the TSR modifier (described above), resulted in no change of the target payout. Payments of awards pursuant to the 2021 annual performance share unit award program were earned as set forth below.

Name	Target Number of PSUs Granted	Number of Shares of Common Stock Awarded Under the 2021 Annual Performance Share Unit Award Program
David W. Hult	12,264	15,330
Michael Welch(1)	—	—
Daniel Clara	2,452	3,065
George A. Villasana	2,759	3,449
Jed Milstein	2,044	2,555
William F. Stax	426	533
Patrick J. Guido(2)	2,718	—
(1)Mr. Welch joined the Company on August 9, 2021 and, therefore, all of his 2021 equity awards were granted in restricted share units.
(2)Mr. Guido resigned from the Company on June 24, 2021.
In accordance with the terms of the 2021 annual performance share unit award program, one-third of the award earned by each named executive officer was eligible to vest on the later of the first anniversary of the grant date and the date the payout of a number of shares of our common stock is established by the Committee, with the remainder of the award vesting in equal amounts on the second and third anniversaries of the grant date, subject generally in each case to the executive’s continued employment.
Deferred Compensation Plan
On October 17, 2017, the Company adopted the Asbury Automotive Group, Inc. Deferred Compensation Plan, an unfunded deferred compensation plan (the “DCP”). Pursuant to the DCP, certain of our key employees, including each of the named executive officers, could elect to defer the receipt of a portion of their compensation. Any amounts deferred by a named executive officer under the DCP were credited to the named executive officer’s account and treated as invested in investments selected by the named executive officer from those made available from time to time under the DCP. Each account was adjusted for any gains or losses attributable to the investments selected by the named executive officer, and each named executive officer was 100% vested in his or her deferred compensation and any deemed earnings thereon. The Company did not make any matching or discretionary contributions under the DCP. Under the DCP, the Company was obligated to make payment at a future date of the deferred compensation credited to the named executive officer’s bookkeeping account, adjusted for any gains or losses attributable to the investments selected by the named executive officer. Distributions under the DCP will be made according to the named executive officer’s elections and the provisions of the DCP. Any deferred compensation obligations under the DCP are our general unsecured obligations. The DCP is intended to conform with the requirements of Section 409A of the Code, and is administered by an investment committee of the Company.

In July 2019, the Board, upon the recommendation of the Committee, terminated the DCP effective December 31, 2019. No new deferrals were credited to the DCP after such date and all participants in the DCP received a lump sum payment of the full balance of their respective accounts as of April 1, 2021.
Other Benefits
In 2021, our executive officers were eligible to participate in the employee benefit plans generally available to all of our employees in the corporate office, including medical, dental, life and disability insurance plans, as well as to participate in our 401(k) plan.
In the automobile retailing industry, senior executives are typically provided with the use of one or more demonstrator vehicles from a retailer’s inventory of new vehicles in order to, among other things, show support for the retailer’s offered brands. Executives are typically entitled to these vehicles for business and personal use. Management has limited the number of demonstrator vehicles provided to our employees due to the risks associated with the use of such vehicles. To provide a similar benefit, we provide a cash car allowance of $800 per month to certain of our corporate officers, including our named executive officers (except Mr. Welch, who received the use of one demonstrator vehicle in lieu of a cash car allowance). Additionally, in 2021, Mr. Hult was entitled to use one demonstrator vehicle pursuant to the terms of his employment agreement.
In connection with Mr. Welch’s appointment as Chief Financial Officer, he was provided a one-time relocation allowance in the amount of $100,000 payable in five (5) equal monthly installments. Each of the payments would be subject to repayment if Mr. Welch voluntarily terminates his employment with the Company within one year from this appointment as Chief Financial Officer.
Recoupment Policy
We have a recoupment policy that provides for the recovery of compensation from certain employees upon the restatement of financial statements, misconduct and certain other events as described below. Specifically, our recoupment policy requires that executive officers reimburse us for the after-tax difference between actual performance-based incentive compensation paid and the performance-based incentive compensation that would have been paid based on our actual financial results, giving effect to any restatement of financial statements, if so required, or after giving effect to the correction of any accounting, clerical, administrative, mathematical or other error in connection with the making of such payment. In addition, our recoupment policy permits us to recoup actual compensation paid to any employee to cover any amounts that may have been embezzled, stolen or otherwise misappropriated by such employees. The foregoing summary of our recoupment policy is qualified in its entirety by reference to the complete text of our recoupment policy contained in our Corporate Governance Guidelines, which can be found on our website at www.asburyauto.com/company/investor-relations/ under “Corporate Governance.”
Employment, Severance and Change in Control Arrangements
General Provisions of Employment and Severance Agreements
We have entered into an employment agreement with Mr. Hult. In addition, we are party to certain agreements relating to severance pay with each of Mr. Milstein, Mr. Stax, Mr. Villasana and Mr. Welch. These agreements provide for the allocation of certain benefits in the event of involuntary termination of the employment of the named executive officer without cause or by the named executive officer where good reason exists, and in the case of Mr. Stax, in the event of either of these qualifying terminations within two years following a change in control.
We believe that our severance arrangements serve as appropriate retention and motivational tools for our continuing named executive officers by generally providing a measure of financial security in the event of an unplanned termination of employment, with the exception of a termination for cause. Furthermore, from time to time, we examine various strategic alternatives, and the provisions of these agreements are important to retain these key people whose continued employment might be at risk in certain changes of control, although such transactions may otherwise be in the best interests of our stockholders. As a corporate policy, we believe that it may be difficult to attract and retain talented executives with provisions in our severance arrangements that deny severance benefits in the event of a termination for other than performance-related issues.
A description of the terms of our named executive officers' employment, severance and separation agreements, including the potential payouts to these individuals pursuant to applicable severance provisions thereof, are summarized in the “Potential Payments Upon Termination or Change in Control” section of this proxy statement.
In addition, Mr. Guido is party to a severance pay agreement with the Company, dated as of May 11, 2020 (the “Guido Separation Agreement”). Under the Guido Separation Agreement, in connection with Mr. Guido’s resignation and in exchange for a general release and compliance with restrictive covenants, Mr. Guido received the severance payments and other benefits, which he otherwise would have been entitled to receive upon an involuntary termination. As described in more detail in the Guido Separation Agreement, such severance payments and other benefits consist of (i) twelve months of Mr. Guido’s base salary as of the date of his resignation, subject to required withholding and paid monthly on the regular payroll dates, (ii) a pro rata portion of the bonus that would have been payable to Mr. Guido for the year ended 2020, paid at such time as bonuses are paid to the Company’s other employees, and (iii) continued monthly payment by the Company of the applicable premiums related to Mr. Guido’s COBRA-covered medical, dental and vision benefit plans for a period of twelve months after Mr. Guido’s resignation, unless Mr. Guido earlier obtains other employment eligible to be covered by comparable benefits.
Tax Treatment of Certain Compensation
In making decisions about executive compensation, we continue to consider the impact of regulatory provisions, including the provisions of Section 409A regarding non-qualified deferred compensation and the “golden parachute” provisions of Section 280G of the Code. We also consider how various elements of compensation will impact our financial results. In this regard, we consider the impact of applicable stock compensation accounting rules, which determine how we recognize the cost of employee services received in exchange for awards of equity instruments.

COMPENSATION & HUMAN RESOURCES COMMITTEE REPORT
The Compensation & Human Resources Committee has reviewed and discussed with management the "Compensation Discussion & Analysis" section of the proxy statement required by Item 402(b) of Regulation S-K of the Exchange Act and, based on such review and discussions, the Compensation & Human Resources Committee recommended to the Board that the "Compensation Discussion & Analysis" section be included in this proxy statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021.
Members of the Compensation & Human Resources Committee
Bridget Ryan-Berman (Chair)
Thomas C. DeLoach, Jr.
Juanita T. James
Maureen F. Morrison
Hilliard C. Terry, III

COMPENSATION COMMITTEE INTERLOCKS & INSIDER PARTICIPATION
During 2021, Ms. Ryan-Berman (Chair), Mr. DeLoach, Ms. James and Ms. Morrison, none of whom is or was formerly an officer or employee of the Company, served as members of the Compensation & Human Resources Committee of our Board. None of the Compensation & Human Resources Committee members or other members of the Board serves as an executive officer of any entity for which one of the Company’s executive officers serves as a director or member of such other entity’s compensation committee.

EXECUTIVE COMPENSATION
The following table shows the compensation for fiscal years 2021, 2020 and 2019 to our named executive officers. For a more detailed discussion about the compensation arrangements for these executive officers, see “Compensation Discussion & Analysis.”
Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)	Non-Equity Incentive Plan Compensation(2)	All Other Compensation	Total
David W. Hult President & Chief Executive Officer (3)	2021	$1,190,566	$—	$2,999,979	$3,240,000	$22,350	$7,452,895
	2020	$931,731	$—	$2,750,034	$2,750,000	$22,235	$6,454,000
	2019	$1,000,000	$—	$2,749,974	$1,687,500	$21,834	$5,459,308
Michael Welch Senior Vice President & Chief Financial Officer(4)	2021	$217,925	$—	$500,093	$389,583	$100,000	$1,207,601
Daniel Clara Senior Vice President, Operations	2021	$600,000	$—	$599,996	$1,020,000	$—	$2,219,996
	2020	$616,695	$—	$500,015	$825,000	$3,769	$1,945,479
George A. Villasana Senior Vice President, Chief Legal Officer & Secretary(5)	2021	$595,000	$—	$674,995	$1,011,500	$9,600	$2,291,095
	2020	$558,750	$—	$824,972	$892,500	$9,600	$2,285,822
	2019	$571,154	$—	$575,024	$582,188	$9,600	$1,737,966
Jed Milstein Senior Vice President & Chief Human Resources Officer(6)	2021	$525,000	$—	$500,045	$892,500	$9,600	$1,927,145
	2020	$489,904	$—	$649,914	$787,500	$9,660	$1,936,978
	2019	$471,154	$—	$399,999	$480,938	$9,840	$1,361,931
William F. Stax Vice President, Controller & Chief Accounting Officer(7)	2021	$256,917	$—	$125,048	$180,502	$9,600	$572,067
	2020	$240,158	$—	$275,023	$173,502	$8,677	$697,360
	2019	$229,154	$—	$100,034	$108,439	$—	$437,627
Patrick J. Guido Former Senior Vice President & Chief Financial Officer(8)	2021	$306,604	$—	$665,015	$531,250	$332,545	$1,835,414
	2020	$372,596	$250,000	$600,018	$625,000	$166,279	$2,013,893
(1)The amounts in this column represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for awards of performance share units and shares of restricted stock for the fiscal years ended December 31, 2021, 2020 and 2019, as described in the “Compensation Discussion & Analysis—Review of 2021 Compensation—Equity-Based Compensation Opportunities” discussion and in footnotes 2 and 3 of the “2021 Grants of Plan-Based Awards" table below. For a more detailed discussion of the assumptions used to determine the valuation of the stock awards set forth in this column, please see a discussion of such valuation in Note 22 in the Notes to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on March 1, 2022. The maximum possible value of performance awards at the grant date (based on the assumption that the highest level of performance is achieved) granted to each of our named executive officers in 2021 was as follows: Mr. Hult: $2,699,981; Mr. Guido: $598,381; Mr. Clara: $539,820; Mr. Stax: $93,786; Mr. Villasana: $607,408; and Mr. Milstein: $449,997. For additional information on the actual number of performance share unit awards granted, see the discussion under “Compensation Discussion & Analysis–Review of 2021 Compensation–Equity-Based Compensation Opportunities” above.
(2)The amounts in this column represent the actual amount earned by, and paid to, the named executive officers under the applicable year’s annual cash incentive plan.
(3)All Other Compensation represents (i) the aggregate incremental cost of $12,750 associated with the use of one demonstrator vehicle; and (ii) an automobile allowance.
(4)Mr. Welch joined the Company as Senior Vice President, Chief Financial Officer of the Company on August 9, 2021. Pursuant to the terms of his employment letter, Mr. Welch received an annual non-equity incentive award, which was prorated for the portion of the year he was employed by the Company. All Other Compensation represents $100,000 payable to Mr. Welch in lieu of relocation assistance.
(5)All Other Compensation represents an automobile allowance.
(6)All Other Compensation represents an automobile allowance.
(7)Mr. Stax served as Interim Principal Financial Officer from June 25, 2021 to August 8, 2021. All Other Compensation represents an automobile allowance.
(8)All Other Compensation represents (i) $324,519 in severance paid to Mr. Guido in connection with his separation from the Company and (ii) the aggregate incremental cost of $8,026 associated with the use of one demonstrator vehicle.

2021 Grants of Plan-Based Awards

Name	Grant Date	Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2) (# of shares)			All Other Stock Awards: Number of Shares of Stock or Units(3)	Grant Date Fair Value of Stock and Option Awards
			50% Threshold	100% Target	200% Maximum	Threshold	Target	Maximum
David W. Hult	1/27/21	1/27/21	$810,000	$1,620,000	$3,240,000
	2/3/21	1/27/21				2,453	12,264	19,396		$1,799,987
	2/3/21	1/27/21							8,176	$1,199,992
Michael Welch(4)	8/9/21	6/11/21	$97,396	$194,792	$389,583
	8/9/21	6/11/21							2,587	$500,093
Daniel Clara	1/27/21	1/27/21	$255,000	$510,000	$1,020,000
	2/3/21	1/27/21				490	2,452	3,678		$359,880
	2/3/21	1/27/21							1,636	$240,116
George A. Villasana	1/27/21	1/27/21	$252,875	$505,750	$1,011,500
	2/3/21	1/27/21				552	2,759	5,518		$404,938
	2/3/21	1/27/21							1,840	$270,057
Jed Milstein	1/27/21	1/27/21	$223,125	$446,250	$892,500
	2/3/21	1/27/21				409	2,044	3,066		$299,998
	2/3/21	1/27/21							1,363	$200,048
William F. Stax	1/27/21	1/27/21	$45,126	$90,251	$180,502
	2/3/21	1/27/21				85	426	639		$62,524
	2/3/21	1/27/21							426	$62,524
Patrick J. Guido(4)	1/27/21	1/27/21	$132,813	$265,625	$531,250
	2/3/21	1/27/21				544	2,718	4,077		$398,921
	2/3/21	1/27/21							1,813	$266,094
(1)Represents potential payouts under our annual cash incentive plan for each named executive officer. For a more detailed discussion of the annual cash incentive plan and the actual awards paid under this plan, see the section of this proxy statement entitled, “Compensation Discussion & Analysis—Review of 2021 Compensation—Annual Cash Incentive Opportunity” and the “Summary Compensation Table” above.
(2)Represents performance share unit awards. For a more detailed discussion of the Company’s performance share unit award program, see the section of this proxy statement entitled, “Compensation Discussion & Analysis—Review of 2021 Compensation—Annual Equity Awards Program” and the "Summary Compensation Table" above.
(3)Represents grants of restricted stock units. For a more detailed discussion of the Company's restricted stock unit awards, see the section of this proxy statement entitled, “Compensation Discussion & Analysis—Review of 2021 Compensation—Annual Equity Awards Program” and the “Summary Compensation Table” above.
(4)Pursuant to the terms of their respective employment letter agreements, Mr. Guido’s and Mr. Welch's annual non-equity incentive awards were prorated for the portion of the year each was employed by the Company.

Outstanding Equity Awards at 2021 Fiscal Year-End

Name	Stock Awards(1)
	Grant Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(3)
David W. Hult	2/7/19	15,239	(4)	$2,632,232	—		$—
	2/4/20	17,441	(5)	$3,012,584	—		$—
	2/3/21	8,176	(6)	$1,412,240	18,396	(9)	$3,177,541
Michael Welch	8/9/21	2,587	(6)	$446,853	—		$—
Daniel Clara	2/8/17	1,143	(7)	$197,430	—		$—
	2/7/19	1,627	(4)	$281,032	—		$—
	2/7/19	6,505	(8)	$1,123,609	—		$—
	2/4/20	3,172	(5)	$547,900	—		$—
	2/3/21	1,636	(6)	$282,586	3,678	(9)	$635,301
George A. Villasana	2/7/19	3,187	(4)	$550,491	—		$—
	2/4/20	5,390	(5)	$931,015	—		$—
	2/3/21	1,840	(6)	$317,823	4,139	(9)	$714,843
Jed Milstein	2/7/18	1,460	(8)	$252,186	—		$—
	2/7/19	2,217	(4)	$382,942	—		$—
	2/4/20	4,280	(5)	$739,284	—		$—
	2/3/21	1,363	(6)	$235,431	3,066	(9)	$529,590
William F. Stax	2/8/17	686	(7)	$118,493	—		$—
	2/7/19	543	(4)	$93,792	—		$—
	2/4/20	1,853	(5)	$320,069	—		$—
	2/3/21	426	(6)	$73,583	639	(9)	$110,374
Patrick J. Guido	—	—	(10)	$—	—		$—
(1)All information in the “Stock Awards” portion of the table relates to awards of shares of restricted stock and performance share unit awards.
(2)Based on a stock price of $172.73, the closing price of our common stock on December 31, 2021, the last business day of fiscal 2021.
(3)Represents the aggregate payout value of performance shares underlying each award of performance share units that has not yet been earned as of fiscal year-end, calculated by multiplying the maximum number of performance share units by $172.73, the closing price of our common stock on December 31, 2021, the last business day of fiscal 2021.
(4)This unvested portion of the restricted shares or earned performance share units vests on the third anniversary of the grant date.
(5)This unvested portion of the restricted shares or earned performance share units vests in substantially equal installments on each of the second and third anniversaries of the grant date.
(6)This unvested portion of the restricted shares or earned performance share units vest in substantially equal installments on each of the first three anniversaries of the grant date.
(7)This unvested portion of the restricted shares vests on the fifth anniversary of the grant date.
(8)This restricted stock grant vests in substantially equal installments on each of the first five anniversaries of the grant date.
(9)These performance share units can be earned based on performance achievement during the 2021 performance period, as further described in the “Compensation Discussion and Analysis.” One-third of the earned award vests on the later of the first anniversary of the grant date and the date on which the Committee determines performance achievement for the award. The remaining portion of the earned award vests in substantially equal installments on each of the second and third anniversaries of the date of grant. The amount in this column assumes payout at the maximum level of performance.
(10)Mr. Guido resigned from the Company on June 24, 2021 and, therefore, his unvested equity awards were forfeited at that time.

2021 Option Exercises and Stock Vested

Name	Stock Awards
	Number of Shares Acquired on Vesting	Value Realized on Vesting(1)
David W. Hult	48,924	$7,619,639
Michael Welch	—	$—
Daniel Clara	7,488	$1,176,491
George A. Villasana	11,154	$1,729,329
Jed Milstein	6,993	$1,081,918
William F. Stax	2,617	$407,780
Patrick J. Guido	2,995	$615,443
(1)The value realized on the vesting of shares of restricted stock or performance share units represents the number of shares acquired multiplied by the closing price of our common stock, as reported on the NYSE, on the vesting date of the restricted stock or the payout date of the performance share units, as applicable.
2021 Nonqualified Deferred Compensation(1)

Name	Executive Contributions in Last FY	Registrant Contributions in Last FY	Aggregate Earnings in Last FY(2)	Aggregate Withdrawals/Distributions	Aggregate Balance at Last FYE
David W. Hult	$—	$—	$—	$—	$—
Michael Welch	$—	$—	$—	$—	$—
Daniel Clara	$—	$—	$4,070	$102,686	$—
George A. Villasana	$—	$—	$—	$—	$—
Jed Milstein	$—	$—	$816	$336,605	$—
William F. Stax	$—	$—	$—	$—	$—
Patrick J. Guido	$—	$—	$—	$—	$—
(1)This table sets forth certain information with respect to the DCP for our named executive officers during the fiscal year ended December 31, 2021. In July 2019, the Board, upon the recommendation of the Committee, terminated the DCP effective December 31, 2019. For additional information about the DCP, see the section of this proxy statement entitled "Deferred Compensation Plan".
(2)None of these amounts were reported as compensation to the respective named executive officer in the Summary Compensation Table.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
Employment Agreement with David W. Hult
We have entered into an employment agreement with David W. Hult, which agreement was amended on August 21, 2017 in connection with the announcement that, effective January 1, 2018, Mr. Hult would begin to serve as our President & Chief Executive Officer and further amended on June 5, 2020 to extend Mr. Hult's term of employment and increase the amount of severance payable to Mr. Hult under certain circumstances (such agreement, as amended, the “Hult Agreement”). The Hult Agreement was originally scheduled to expire on November 3, 2018, but provides for automatic extensions for successive one-year periods, unless either party provides notice of termination to the other. On June 5, 2020, the Company and Mr. Hult entered into an amendment extending his term until December 31, 2023, subject to automatic one-year extensions unless either party terminates the agreement 180 days (or 90 days for a termination by Mr. Hult for “good reason”) prior to the end of the extension term. Upon any termination, Mr. Hult will cease to be an officer and director of the Company and any of its affiliates.
Under the Hult Agreement, Mr. Hult’s base salary beginning January 1, 2018 is set at $1.0 million per year, subject to periodic review and increase, and he is entitled to receive an annual bonus (which includes a non-equity incentive compensation award opportunity) based on a target of 125% of his then-current base salary. Mr. Hult is also eligible to receive annual equity or other long-term incentive awards granted under the Company’s long-term equity incentive plans and is entitled to a monthly automobile allowance and the use of a Company owned demonstrator vehicle.
Under the terms of the Hult Agreement, if (i) the Company elects not to extend the Hult Agreement and, at its expiration, Mr. Hult will not have attained age 65, or (ii) the Company terminates the Agreement without “cause” or (iii) Mr. Hult terminates the Hult Agreement for “good reason” when no “change in control” has occurred (any of the foregoing, a “Hult Non-Change in Control Qualifying Termination”), Mr. Hult will be entitled to the following:
–200% of his base salary, plus 100% of his target annual bonus (which includes any non-equity incentive plan compensation);
–a pro-rated bonus (which includes any non-equity incentive plan compensation) based on actual performance for the year of termination;
–continued participation for 12 months in all health and welfare plans of the Company in effect immediately prior to the termination of employment; and
–accelerated vesting of all unvested equity and other long-term incentive awards that would have vested in the 364 days following the termination of the Hult Agreement.
Also under the terms of the Hult Agreement, if Mr. Hult is terminated without cause or resigns for good reason within two years following a change in control (a “Hult Change in Control Qualifying Termination” and, together with a Hult Non-Change in Control Qualifying Termination, as the case may be, a “Hult Qualifying Termination”), Mr. Hult will be entitled to the following:
–200% of his base salary, plus 200% of his target annual bonus (which includes any non-equity incentive plan compensation);
–a pro-rated bonus (which includes any non-equity incentive plan compensation) based on target performance for the year of termination;
–continued participation for 24 months in all health and welfare plans of the Company in effect immediately prior to the termination of employment; and
–vesting of all unvested equity and other long-term incentive awards, effective on the date of the change in control.
The foregoing severance payments are conditioned upon Mr. Hult executing a general release in favor of the Company. The Hult Agreement also contains certain confidentiality, non-compete and non-solicit obligations. In the event of a breach of these obligations, the Company may stop paying any amounts due, as described above, and demand repayment of 50% of the severance amounts paid prior to the breach of such obligations.
The Hult Agreement also provides that, if Mr. Hult retires after reaching age 65, then upon such retirement, all of his equity and long-term incentive awards not vested as of his effective retirement date will continue to vest without regard to such retirement.
Severance Agreements with Michael Welch, Jed Milstein, William F. Stax and George A. Villasana
The Company is party to a severance agreement (each, a “Severance Agreement”) with each of Michael Welch, Jed Milstein, William F. Stax and George A. Villasana. The Severance Agreements provide for one year of base salary, one year of benefits continuation, and a pro-rated bonus (which includes any payment under a non-equity incentive compensation plan) in the amount that the affected executive would have received had he not been terminated during such year (collectively, the “Severance Payment”) if (i) the affected executive is terminated by the Company without “cause,” or (ii) with respect to (x) Mr. Stax if Mr. Stax terminates his employment with the Company due to the occurrence of certain events (described below) specified in his Severance Agreement within two years following a change in control or (y) Messrs. Welch, Milstein and Villasana if the affected executive terminates his employment for any of the following reasons: (a) mandatory relocation of the affected executive's current principal place of business to a location more than 50 miles away; (b) any material diminution in the affected executive's base salary; and (c) any material diminution in the affected executive's authority, duties or responsibilities.
The Severance Agreements require the affected executive to execute a general release in favor of the Company as a condition to receiving any Severance Payments. The Severance Agreements also contain certain confidentiality, non-compete and non-solicit obligations and provides that, if such obligations are breached by the affected executive, the Company has the right to stop making any otherwise required Severance Payments. Additionally, the Severance Agreements provide that the affected executive will not receive any Severance Payment in the event of termination due to death, disability, retirement, voluntary resignation or termination by the Company for cause.
Equity Incentive Plan Payout Provisions
In addition to the payments required to be made in connection with certain qualifying separations from service described above, the Company's 2012 Plan provides that awards made thereunder, subject to the terms of any individual employment or severance agreements, will be accelerated in connection with a change in control transaction only if: (i) the acquiror does not replace or substitute an equivalent award, or (ii) a participant holding replacement awards is involuntarily terminated within two years following a Change of Control (as defined in the Company’s 2012 Plan). Under the 2019 Plan, equity awards are generally subject to double trigger vesting, unless otherwise determined by the Committee.
Certain Defined Terms
Cause
Under the Hult Agreement, “cause” generally means any of the following: (i) the executive’s willful misconduct, failure to follow a lawful directive of the Board, gross negligence or blatant violation of Company policy, (ii) the executive’s commission of fraud, misappropriation, dishonesty or embezzlement against the Company or an affiliate, (iii) a conviction of, or entry of a plea of nolo contendere to, a felony or misdemeanor (other than traffic violations and similar offenses), or (iv) the executive’s commission of a material breach of the applicable employment agreement.
Under the Severance Agreements with Messrs. Welch, Milstein, Villasana and Stax, “cause” generally means any of the following: (i) the executive’s gross negligence or serious misconduct (including criminal, fraudulent and dishonest conduct) that is or may be injurious to the Company, (ii) the executive’s conviction of, or entry of a plea of nolo contendere to, a felony or other crime that involves moral turpitude, (iii) the executive’s breach of the confidentiality, non-compete and non-solicit obligations contained in the Severance Agreement, (iv) the executive’s willful and continued failure to perform his duties on behalf of the Company, or (v) the executive’s material breach of certain Company policies.
Good Reason
Under the Hult Agreement, “good reason” is defined as the occurrence of any of the following without the executive’s consent, but only after notice of, and an opportunity to cure, such event: (i) the nature or scope of the executive’s duties or responsibilities are materially diminished, (ii) the Company changes the location of the executive’s employment to a place more than 50 miles from its present location, (iii) the Company’s material breach of the applicable employment agreement, or (iv) a change in the executive’s salary below the base amount specified in the applicable employment agreement.
Change in Control
A “change in control” generally means the occurrence of any of the following events:
–any person becomes the beneficial owner of 35% or more of the Company’s securities entitled to vote in the election of directors, provided, in the case of the 2012 Plan, the 2019 Plan, the Hult Agreement and the Severance Agreement with Mr. Stax that such an acquisition will not be considered a change in control if it is made by (i) the Company or any subsidiary, (ii) an employee benefit plan sponsored or maintained by the Company or any subsidiary, or (iii) a person that reports such acquisition on Schedule 13G under the Exchange Act, so long as such person does not later become required to report on Schedule 13D while beneficially owning 35% or more of the Company’s securities entitled to vote in the election of directors;

–in the case of the 2012 Plan, the 2019 Plan and the Hult Agreement, the Company’s completion of a merger, consolidation or other business combination transaction in which the Company’s securities outstanding immediately prior to such transaction represent less than 50% of the combined voting power of the Company or other surviving entity after such transaction, except where the transaction agreement provides that members of the Company’s Board serving at the time of the first public announcement of the transaction will constitute at least a majority of the directors of the resulting entity;
–individuals who, as of the date specified in the applicable agreement or plan, constitute the Board cease to constitute at least a majority of the Board, provided, in the case of the Company’s 2012 Plan, the 2019 Plan, the Hult Agreement and the Severance Agreement with Mr. Stax, that any individual whose election or nomination for election by the Company’s stockholders was approved by at least 2/3 of the directors then comprising the incumbent Board will be considered to be incumbent members of the Board, but excluding any individual who first assumes office as a director of the Company as a result of an actual or threatened election contest; or
–approval by the Company’s stockholders of the liquidation or dissolution of the Company.
Potential Payments Upon Separation from Service or Change in Control
The following tables detail the amounts that would have been payable to each of our named executive officers had each such officer been separated from service with the Company as of the last business day of fiscal 2021: (i) involuntarily and without cause or for good reason (a "Qualifying Termination") and without a Change in Control of the Company; (ii) pursuant to a Qualifying Termination and a Change in Control of the Company; and (iii) as the result of death or disability, in each case after taking into account the following assumptions as applicable:
–no payment value was ascribed to any presently vested and exercisable equity incentive awards, as such awards would not be impacted by a separation from service or change in control;
–all equity incentive awards that would accelerate in connection with a separation from service, change in control, or upon death or disability pursuant to the terms of applicable agreements were accelerated and cash valued as of December 31, 2021 by multiplying the number of vesting shares by the closing price per share of our common stock on the NYSE on December 31, 2021 ($172.73);
–each of the named executive officers continued to be entitled to participate in the Company’s health and dental insurance plans (no such officer obtained other employment which provided at least equal benefits), and the cost thereof was cash valued at the cost to the Company;
–all parties complied with any required release and notice provisions in the applicable agreement;
–all amounts due to the named executive officers were paid immediately;
–each of the named executive officers continued to comply with any restrictive or other covenant applicable to him that may have otherwise resulted in the repayment or withholding of severance amounts due; and
– all outstanding equity incentive awards were vested on an accelerated basis upon death or disability and cash valued as of December 31, 2021 by multiplying the number of vesting shares by the closing price per share of our common stock on the NYSE on December 31, 2021 ($172.73).
Qualifying Termination Assuming No Change in Control

Named Executive Officer	Base Salary Continuation(1)	Bonus(1)	Benefits Continuation	Performance Share Units/ Restricted Stock/ Restricted Stock Unit Acceleration	Total
David W. Hult	$2,400,000	$4,860,000	$1,816	$5,315,248	$12,577,064
Michael Welch	$550,000	$389,583	$2,151	$—	$941,734
Daniel Clara	$—	$—	$—	$—	$—
George A. Villasana	$595,000	$1,011,500	$1,976	$—	$1,608,476
Jed Milstein	$525,000	$892,500	$5,037	$—	$1,422,537
William F. Stax	$—	$—	$—	$—	$—
(1)Based upon the annual base salary in effect at December 31, 2021 and actual non-equity incentive plan compensation payable for 2021, which are described above in the "Compensation Discussion & Analysis" section of this proxy statement.

Qualifying Termination Assuming Change in Control

Named Executive Officer	Base Salary Continuation(1)	Bonus(1)	Benefits Continuation	Performance Share Units/ Restricted Stock/ Restricted Stock Unit Acceleration	Total
David W. Hult	$2,400,000	$6,480,000	$3,632	$9,175,418	$18,059,050
Michael Welch	$550,000	$389,583	$2,151	$446,853	$1,388,587
Daniel Clara	$—	$—	$—	$2,856,091	$2,856,091
George A. Villasana	$595,000	$1,011,500	$1,976	$2,275,890	$3,884,366
Jed Milstein	$525,000	$892,500	$5,037	$1,962,904	$3,385,441
William F. Stax	$257,860	$90,251	$5,037	$679,520	$1,032,668
(1)Based upon the actual annual base salary in effect on December 31, 2021 and actual non-equity incentive plan compensation payable for 2021, which are described above in the "Compensation Discussion & Analysis" section of this proxy statement.
Separation from Service Upon Death or Disability

Named Executive Officer	Base Salary Continuation	Bonus	Benefits Continuation	Performance Share Units/ Restricted Stock/ Restricted Stock Units Acceleration	Total
David W. Hult	$—	$—	$—	$5,770,564	$5,770,564
Michael Welch	$—	$—	$—	$446,853	$446,853
Daniel Clara	$—	$—	$—	$2,392,829	$2,392,829
George A. Villasana	$—	$—	$—	$1,563,897	$1,563,897
Jed Milstein	$—	$—	$—	$1,467,514	$1,467,514
William F. Stax	$—	$—	$—	$563,273	$563,273
CEO PAY RATIO
For the 2021 fiscal year, the Pay Ratio (the "Pay Ratio") of the annual total compensation of Mr. Hult, our President & Chief Executive Officer during 2021 (“CEO Compensation”), to the median of the annual total compensation of all of our employees other than our Chief Executive Officer (“Median Annual Compensation”) was 111 to 1. This ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K using the data and assumptions summarized below. In this summary, we refer to the employee who received such Median Annual Compensation as the “Median Employee.” We did not use the same Median Employee in our calculation of the Pay Ratio for the 2021 fiscal year as we did in our calculation of the Pay Ratio for the 2020 fiscal year because we determined it was appropriate to identify a new Median Employee due to our highly variable pay practices. The date used to identify the Median Employee for the 2021 fiscal year was November 30, 2021 (the “Determination Date”). As permitted by applicable SEC rules, we have excluded the approximately 6,040 individuals who became employees in December of 2021, upon the completion of the acquisitions of the Larry H. Miller Dealerships and Total Care Auto, Powered by Landcar and Stevinson Automotive Group. We intend to include these employees in the pay ratio calculations for the fiscal year ending December 31, 2022.
CEO Compensation for purposes of this disclosure was $7,452,895, which represents the total compensation reported for Mr. Hult under "Summary Compensation Table” for the 2021 fiscal year. For purposes of this disclosure, Median Annual Compensation was $66,857, which represents the total of our Median Employee's applicable elements of compensation for the 2021 fiscal year. as determined in accordance with Item 402(c)(2)(x) of Regulation S-K.
To identify the Median Employee for the 2021 fiscal year, we first determined our employee population as of the Determination Date. We had 8,206 employees, representing all full-time, part-time, seasonal and temporary employees of us and our consolidated subsidiaries as of the Determination Date. This number does not include any independent contractors or “leased” workers, as permitted by the applicable SEC rules. We then measured compensation for the period beginning on January 1, 2021 and ending on December 31, 2021 for these employees. This compensation measurement was calculated by totaling, for each employee, gross taxable earnings, including salary, wages, commissions, bonuses, the value of equity awards that vested during the measurement period and other compensation as shown in our payroll and human resources records for 2021. A portion of our employee workforce (full-time and part-time) worked for less than the full fiscal year due to commencing employment after the beginning of the fiscal year. In determining the Median Employee, we annualized the compensation for such individuals.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
The securities outstanding under our equity compensation plans and the number of securities remaining available for issuance under our equity compensation plans, as of December 31, 2021, were as follows:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	119,1771)	(2)	1,472,288(3)
Equity compensation plans not approved by security holders	—	—	—
Total	119,177	(2)	1,472,288
(1)The number reported in this table assumes, with respect to each performance-based equity award which is unearned, that we attain the maximum performance goals associated with such award (which may overstate potential dilution associated with the awards).
(2)Performance-based equity awards granted under our equity compensation plans have no exercise price.
(3)We only have the ability to make grants of additional securities under our 2019 Plan.

PROPOSAL 2 - ADVISORY APPROVAL OF NAMED EXECUTIVE OFFICER COMPENSATION
Pursuant to Section 14A of the Exchange Act, our stockholders have the right to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers. The advisory stockholder vote is commonly referred to as the “say-on-pay” vote. At the 2021 Annual Meeting of Stockholders, approximately 98.8% of the shares voted on this proposal were voted in favor of the Company’s named executive officer compensation. We currently hold this vote annually, so our Board is again submitting a non-binding stockholder vote on our named executive officer compensation.
As described in the “Compensation Discussion & Analysis” section of this proxy statement, our compensation program is designed to appropriately reward our executive officers for their individual and collective performance and for our collective performance in achieving specified financial and other appropriate performance objectives. Please read the “Compensation Discussion & Analysis” section of this proxy statement for additional details about our executive compensation philosophy and programs, including information about the fiscal year 2021 compensation of our named executive officers as set out in the tables and accompanying narrative.
This proposal gives you, as a stockholder, the opportunity to express your views on the compensation of our named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we are asking stockholders to approve the following resolution:
"RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the U.S. Securities and Exchange Commission, including the ‘Compensation Discussion & Analysis,’ compensation tables and any related material disclosed in this proxy statement, is hereby APPROVED.”
Because your vote is advisory, it will not be binding on our Board and may not be construed as overruling any decision by the Board, nor will it create or imply any additional fiduciary duty of the Board. However, the Board will review the voting results and may, in its sole discretion, take into account the outcome of the vote when considering future executive compensation arrangements.
Our Board and our Compensation & Human Resources Committee believe that our commitment to responsible compensation practices justifies a vote by stockholders for the resolution approving the compensation of our named executive officers as disclosed in this proxy statement.

The Board recommends you vote FOR the approval, on an advisory basis, of the compensation of our named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the U.S. Securities and Exchange Commission.

AUDIT COMMITTEE REPORT
The primary purpose of the Audit Committee is to assist the Board in fulfilling its responsibility to oversee: (i) management’s conduct of the Company’s financial reporting process (including the development and maintenance of systems of internal accounting and financial controls); (ii) the integrity of the Company’s financial statements; (iii) the Company’s compliance with certain legal and regulatory requirements; (iv) the qualifications, independence and performance of the Company’s outside auditors; and (v) the performance of the Company’s internal audit functions. The Committee also is directly responsible for the appointment, retention, compensation, termination and oversight of the Company's outside auditors. The charter of the Audit Committee is available on the Company’s website at www.asburyauto.com/company/investor-relations/ under “Corporate Governance."
The Audit Committee comprises Maureen F. Morrison (Chair), Joel Alsfine, Thomas C. DeLoach, Jr., William D. Fay and Thomas J. Reddin. The Board has determined that each member of the Audit Committee meets the requisite independence and other qualification requirements for Audit Committee membership under SEC rules, the listing standards of the NYSE, the Audit Committee charter and the independence standards set forth in the Company’s Corporate Governance Guidelines. The Board has also determined that each of Maureen F. Morrison, Joel Alsfine, Thomas C. DeLoach, Jr. and Thomas J. Reddin is an “audit committee financial expert” within the meaning of Item 407(d)(5) of Regulation S-K under the Exchange Act.
In fulfilling its oversight role, the Audit Committee reviewed and discussed the Company’s audited consolidated financial statements for the year ended December 31, 2021 with the Company’s management and Ernst & Young LLP, the Company's independent registered public accountants. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States. The Audit Committee also discussed with Ernst & Young LLP matters deemed significant by Ernst & Young LLP, including those matters required to be discussed pursuant to Auditing Standard No. 1301, “Communications with Audit Committees,” adopted by the Public Company Accounting Oversight Board and the SEC.
In addition, the Audit Committee has received and reviewed the written disclosures and the letter from Ernst & Young LLP pursuant to the applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence and discussed with Ernst & Young LLP matters relating to its independence, and considered whether their provision of certain non-audit services is compatible with maintaining their independence. In the letter, Ernst & Young confirmed its independence, and the Audit Committee determined that Ernst & Young’s provision of non-audit services to the Company is compatible with maintaining their independence.
Based on the Audit Committee’s review with management and Ernst & Young LLP of the Company’s audited financial statements and Ernst & Young LLP’s report on such financial statements, and based on the discussions and written disclosures described above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021.
Members of the Audit Committee:
Maureen F. Morrison (Chair)
Joel Alsfine
Thomas C. DeLoach, Jr.
William D. Fay
Thomas J. Reddin

PROPOSAL 3 - RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has appointed Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2022. If the stockholders fail to ratify this appointment, the Audit Committee may, but is not required to, reconsider whether to retain that firm. Representatives from Ernst & Young LLP are expected to be present at the 2022 Annual Meeting and, if present, will have the opportunity to make a statement if they desire to and to answer appropriate questions.
Independent Registered Public Accounting Firm Fees
The following table summarizes the aggregate fees billed to us by Ernst & Young LLP for fiscal years 2021 and 2020.

	2021	2020
Audit Fees	$2,522,000	$2,907,000
Audit-Related Fees	$201,000	$565,000
Tax Fees	$60,000	$85,000
All Other Fees	$239,000	$—
Total	$3,022,000	$3,557,000
Audit fees are composed of fees for professional services rendered by Ernst & Young LLP for the calendar years ended December 31, 2021 and 2020, for the audits of our annual financial statements and for the reviews of the financial statements included in our Quarterly Reports on Form 10-Q for the calendar years ended 2021 and 2020, respectively. The audit fees also include fees associated with the audit of the effectiveness of our internal controls over financial reporting as required by Section 404 of the Sarbanes-Oxley Act. Audit fees for 2021 also include fees related to the Larry H. Miller, Stevinson and Total Care Auto Powered by Landcar acquisitions, as well as first year SOX controls testing related to our 2020 Park Place acquisition. Audit fees for 2020 also include fees related to the Park Place acquisition and other acquisition and divestiture activity
Audit-related fees for 2021 include fees incurred in connection with the Company's debt and equity offerings. Tax fees for 2021 and 2020 relate to tax compliance services. All other fees for the year ended December 31, 2021 consists of due diligence fees related to a recent acquisition. Included in the 2021 audit fees are approximately $464,000 that had not been billed to us as of December 31, 2021. Included in the 2020 audit fees are approximately $588,000 that had not been billed to us as of December 31, 2020.
Audit Committee’s Pre-Approval Policies and Procedures
The Audit Committee has policies and procedures that require the pre-approval by the Audit Committee of all fees paid to, and all services performed by, our independent registered public accounting firm. Each year the Audit Committee approves the proposed services, including the nature, type and scope of services to be performed by our independent registered public accounting firm during the calendar year, and the related fees. Audit Committee pre-approval is also required for those engagements that may arise during the course of the year which are outside the scope of the initial services and fees pre-approved by the Audit Committee. The Audit Committee has delegated to the Audit Committee chair the ability to approve non-audit work of our independent registered public accounting firm.
Pursuant to the requirements of the Sarbanes-Oxley Act, the fees and services provided as noted in the table above were authorized and approved by the Audit Committee in compliance with the pre-approval policies and procedures described herein.

The Board recommends you vote FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2022.

OTHER MATTERS
Management is not aware of any other matters to be brought before the 2022 Annual Meeting, but if other matters come before the meeting, the proxy holders intend to take such action as in their judgment is in the best interest of the Company and its stockholders.
Stockholder Proposals for the 2022 Annual Meeting
This proxy statement relates to the Company’s 2022 Annual Meeting, which will take place on April 20, 2022. The Company currently expects that its 2023 Annual Meeting of Stockholders will be held in April 2023. In order to be eligible for inclusion in the Company’s proxy materials for the 2023 Annual Meeting of Stockholders, any stockholder proposal must be submitted in writing to the Company’s Corporate Secretary and received at the Company’s executive offices at 2905 Premiere Parkway NW, Suite 300, Duluth, GA 30097 by the close of business on November 14, 2022 or such later date as the Company may determine and announce in connection with the actual scheduling of the 2023 Annual Meeting of Stockholders. To be considered for presentation at the 2023 Annual Meeting of Stockholders, although not included in the Company’s proxy statement, any stockholder proposal, including nominations of directors, must be received at the Company’s executive offices at the foregoing address not earlier than December 21, 2022, but on or before the close of business on January 20, 2023, or such later date as the Company may determine and announce in connection with the actual scheduling of the 2022 Annual Meeting of Stockholders and must comply with the notice procedures set forth in the Company's Bylaws. The procedure for nominating directors is described above under “Governance of the Company—Nomination of Directors.”
All stockholder proposals for inclusion in the Company’s proxy materials will be subject to the requirements of the proxy rules adopted under the Exchange Act and, as with any stockholder proposal (regardless of whether it is included in the Company’s proxy materials), including nominations of directors, the Company’s Restated Certificate of Incorporation, the Company’s Bylaws and Delaware law.
Compliance with Universal Proxy Rules for Director Nominations
In addition to satisfying the requirements under the Company’s bylaws, if a stockholder intends to comply with the universal proxy rules (once effective) and to solicit proxies in support of director nominees other than the Company’s nominees, the stockholder must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act, which notice must be postmarked or transmitted electronically to the Company at the Company’s executive offices no later than 60 calendar days prior to the one-year anniversary date of the annual meeting (for the 2023 Annual Meeting of Stockholders, no later than February 19, 2023). If the date of the 2023 Annual Meeting of Stockholders is changed by more than 30 calendar days from such anniversary date, however, then the stockholder must provide notice by the later of 60 calendar days prior to the date of the 2023 Annual Meeting of Stockholders and the 10th calendar day following the date on which public announcement of the date of the 2023 Annual Meeting of Stockholders is first made.
Delivery of Proxy Materials to Households
Under the rules of the SEC, the Company is permitted to use a method of delivery, often referred to as “householding.” Householding permits the Company to mail a single set of proxy materials to any household in which two or more different stockholders reside and are members of the same household or in which one stockholder has multiple accounts. The Company did not household materials for the 2022 Annual Meeting. If the Company households materials for future meetings, then only one copy of the Company’s annual report and proxy statement will be sent to multiple stockholders of the Company who share the same address and last name, unless the Company has received contrary instructions from one or more of those stockholders. In addition, the Company has been notified that certain intermediaries (i.e., banks, brokers or other nominees) will household proxy materials for the 2022 Annual Meeting. For voting purposes, a separate proxy card will be included for each account at the shared address. The Company will deliver promptly, upon oral or written request, a separate copy of the annual report and proxy statement to any stockholder at the same address. If you wish to receive a separate copy of the annual report and proxy statement, you may contact the Company’s Investor Relations Department (i) by mail at 2905 Premiere Parkway NW, Suite 300, Duluth, GA 30097, (ii) by telephone at 770-418-8212, or (iii) by e-mail at ir@asburyauto.com. You may also contact your bank, broker or other nominee to make a similar request. Stockholders sharing an address who now receive multiple copies of the Company’s annual report and proxy statement may request delivery of a single copy by contacting the Company as indicated above, or by contacting their bank, broker or other nominee, provided the broker, bank or other nominee has elected to household proxy materials.
Additional Information
The Company files annual, quarterly and current reports, proxy materials and other information with the SEC. You may inspect the Company’s filings at the regional offices of the SEC or over the Internet at the SEC’s website at www.SEC.gov. Additional information can also be found on the Company’s website at www.AsburyAuto.com. Information contained on any website referenced in this proxy statement is not incorporated by reference in this proxy statement.

If you would like to receive a copy of any exhibits listed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, please contact Investor Relations, Asbury Automotive Group, Inc. (i) by mail at 2905 Premiere Parkway NW, Suite 300, Duluth, GA 30097, (i) by telephone at 770-418-8212, or (iii) by email at ir@asburyauto.com and the exhibits will be provided to you upon the payment of a nominal fee (which fee will be limited to the expenses the Company incurs in providing you with the requested exhibits).

APPENDIX A
Non-GAAP Financial Measures and Reconciliation
The Proxy Statement contains non-GAAP financial measures within the meaning of Regulation G promulgated by the U.S. Securities and Exchange Commission and includes a reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP.
We use certain non-GAAP financial measures that are included in this proxy statement (a) to explain our results to stockholders and the investment community and (b) in the internal evaluation and management of our business. We believe that these non-GAAP financial measures and the information they provide are useful to investors because these measures (a) permit investors to view the Company’s performance using the same tools that management uses to evaluate the Company’s past performance, and (b) determine certain elements of management incentive compensation. These measures include adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”), "Adjusted operating margin," and "Adjusted diluted earnings per share ("EPS")." Further, management assesses the organic growth of our revenue and gross profit on a same store basis. We believe that our assessment on a same store basis represents an important indicator of comparative financial performance and provides relevant information to assess our performance at our existing locations. Same store amounts consist of information from dealerships for identical months in each comparative period, commencing with the first month we owned the dealership. Additionally, amounts related to divested dealerships are excluded from each comparative period.
Non-GAAP measures do not have definitions under GAAP and may be defined differently by and not be comparable to similarly titled measures used by other companies. As a result, any non-GAAP financial measures considered and evaluated by management are reviewed in conjunction with a review of the most directly comparable measures calculated in accordance with GAAP. Management cautions investors not to place undue reliance on such non-GAAP measures, but also to consider them with the most directly comparable GAAP measures. In their evaluation of results from time to time, management excludes items that do not arise directly from core operations, or are otherwise of an unusual or non-recurring nature. Because these non-core, unusual or non-recurring charges and gains materially affect Asbury's financial condition or results in the specific period in which they are recognized, management also evaluates, and makes resource allocation and performance evaluation decisions based on, the related non-GAAP measures excluding such items. In addition to using such non-GAAP measures to evaluate results in a specific period, management believes that such measures may provide more complete and consistent comparisons of operational performance on a period-over-period historical basis and a better indication of expected future trends. Management discloses these non-GAAP measures, and the related reconciliations, because it believes investors use these metrics in evaluating longer-term period-over-period performance, and to allow investors to better understand and evaluate the information used by management to assess operating performance.

	For the Twelve Months Ended December 31,
Reconciliation of adjusted earnings before interest, taxes, depreciation and amortization ("EBITDA"):	2021	2020
	(Dollars in millions)

Net Income	$532.4	$254.4

Depreciation and amortization	41.9	38.5
Income tax expense	165.3	83.7
Swap and other interest expense	94.5	57.6
Earnings before interest, taxes, depreciation and amortization ("EBITDA")	$834.1	$434.2

Non-core items - expense (income):
Gain on dealership divestitures	$(8.0)	$(62.3)
Legal settlements	(3.5)	(2.1)
Gain on sale of real estate	(1.9)	(0.3)
Professional fees associated with acquisitions	4.9	12.9
Real estate-related charges	2.1	0.7
Loss on debt extinguishment	—	20.7
Franchise rights impairment	—	23.0
Total non-core items	(6.4)	(7.4)

Adjusted EBITDA	$827.7	$426.8

	For the Twelve Months Ended December 31,
Reconciliation of Adjusted Operating Margin:	2021	2020
	(Dollars in millions)
Adjusted income from operations:
Income from operations	$791.8	$370.8
Legal settlements	(3.5)	(2.1)
Gain on sale of real estate	(1.9)	(0.3)
Real estate-related charges	2.1	0.7
Professional Fees associated with acquisitions	4.9	12.9
Franchise rights impairment	—	23.0
Adjusted income from operations	$793.4	$405.0

Total Revenue	$9,837.7	$7,131.8

Operating Margin	8.0%	5.2%
Adjusted Operating Margin	8.1%	5.7%

	For the Twelve Months Ended December 31,
Reconciliation of adjusted diluted EPS:	2021	2020
	(In millions, except per share data)

Net income	$532.4	$254.4

Non-core items - (income) expense:
Gain on dealership divestitures	(8.0)	(62.3)
Legal settlements	(3.5)	(2.1)
Gain on sale of real estate	(1.9)	(0.3)
Bridge commitment fee	27.5	—
Professional fees associated with acquisitions	4.9	1.3
Real estate-related charges	2.1	0.7
Park Place related costs	—	11.6
Loss on extinguishment of debt	—	20.7
Franchise rights impairment	—	23.0
Income tax effect on non-core items above	(5.0)	1.9
Total non-core items	16.1	(5.5)
Adjusted net income	$548.5	$248.9

Adjusted diluted earnings per share (EPS):
Diluted EPS	$26.49	$13.18

Total non-core items	0.80	(0.28)
Adjusted diluted EPS	$27.29	$12.90

Weighted average common shares outstanding - diluted	20.1	19.3

	For the Twelve Months Ended December 31,		Increase (Decrease)	% Change
Same store reconciliation:	2021	2020
	(Dollars in millions)
Parts and service gross profit, as reported	$721.9	$543.2

Acquisitions	113.6	(62.0)
Divestitures	2.4	(10.4)
Parts and service gross profit, same store	$837.9	$470.8	$367.1	78%

Used vehicle retail revenue, as reported	$3,055.9	$1,930.0

Acquisitions	(425.1)	(196.3)
Divestitures	(9.0)	(47.9)
Used vehicle retail revenue, same store	$2,621.8	$1,685.8	$936.0	56%

ASBURY
AUTOMOTIVE GROUP

ASBURY AUTOMOTIVE GROUP, INC.
ATTN: GEORGE VILLASANA
2905 PREMIERE PARKWAY, SUITE 300
DULUTH, GA 30097

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on April 19, 2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on April 19, 2022. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D66845-P64485

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ASBURY AUTOMOTIVE GROUP, INC.

The Board of Directors recommends a vote FOR each of the director nominees listed under Proposal 1 and FOR Proposals 2 and 3.

1. Election of Directors:

Nominee	For	Withhold
1a. Thomas J. Reddin	☐	☐
1b. Joel Alsfine	☐	☐
1c. William D. Fay	☐	☐
1d. David W. Hult	☐	☐
1e. Juanita T. James	☐	☐
1f. Philip F. Maritz	☐	☐
1g. Maureen F. Morrison	☐	☐
1h. Bridget Ryan-Berman	☐	☐
1i. Hilliard C. Terry, III	☐	☐

Note: Please sign card exactly as your name appears on this proxy. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

D66846-P64485

Proxy - ASBURY AUTOMOTIVE GROUP, INC.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS.

The undersigned hereby appoints George A. Villasana and Michael Welch, and each or either of them, with full power of substitution, to act as proxies for the undersigned, and to vote all shares of common stock of Asbury Automotive Group, Inc. ("Asbury"), as marked on the reverse side, which the undersigned is entitled to vote only at the Annual Meeting of Stockholders (the "Annual Meeting"), to be held on Wednesday, April 20, 2022, at 8:00 a.m., Eastern Time, at the Company's corporate office located at 2905 Premiere Parkway, Duluth, GA, and at any and all adjournments or postponements thereof.

This proxy is revocable and will be voted as directed, but if no instructions are specified, this proxy will be voted FOR each of the director nominees listed under Proposal 1 and FOR Proposals 2 and 3.

If any other business is presented at the Annual Meeting, including whether or not to adjourn or postpone the Annual Meeting, this proxy will be voted by those named in this proxy in their best judgment.

PLEASE MARK THIS PROXY AND SIGN AND DATE IT ON THE REVERSE SIDE AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

(Continued and to be voted on the reverse side.)